UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MASIMO CORPORATION
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Notice of 2016 Annual Meeting
of Stockholders and Proxy Statement

Improving Patient Outcomes and Reducing Cost of Care by taking Noninvasive Monitoring to New Sites and Applications.*

April 20, 2016 at 2:00 p.m. Pacific Time
52 Discovery, Irvine, California 92618

MASIMO CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 20, 2016
2:00 p.m., Pacific Time
52 Discovery, Irvine, CA 92618
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Masimo Corporation, a Delaware corporation (the “Company”), or any adjournment or postponement thereof. The meeting will be held on Wednesday, April 20, 2016, at 2:00 p.m. Pacific Time at the principal executive offices of the Company at 52 Discovery, Irvine, California 92618, for the following purposes:

1.	To elect the following nominee as a Class III director to serve until our 2019 Annual Meeting of Stockholders: Mr. Craig Reynolds;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.	To vote on an advisory resolution to approve named executive officer compensation; and

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 7, 2016. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. This notice is being mailed to all stockholders of record entitled to vote at the Annual Meeting on or about March 17, 2016.

By Order of the Board of Directors

Chairman & Chief Executive Officer
Irvine, California
March 16, 2016
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date and sign and return the enclosed proxy or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you choose to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or otheragent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Masimo Corporation (sometimes referred to as “we”, “Masimo” or the “Company”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the internet or by telephone according to the instructions contained in the enclosed proxy card.
We intend to mail this Proxy Statement and the accompanying proxy card on or about March 17, 2016 to all stockholders of record entitled to vote at the Annual Meeting.
When and where will the Annual Meeting be held?
The Annual Meeting will be held on April 20, 2016, at 2:00 p.m. Pacific Time at our offices located at 52 Discovery, Irvine, California 92618. Directions are set forth on the back of this Proxy Statement.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 7, 2016 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 50,056,278 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of common stock will have one vote for each share of common stock they owned as of the close of business on March 7, 2016.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 7, 2016, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are the stockholder of record for these shares. As a stockholder of record, you may vote either in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy through the internet or by telephone by following the instructions provided in the proxy card to ensure that your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If at the close of business on March 7, 2016, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the

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stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent considered the stockholder of record of the shares.
What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:

•	To elect the Class III nominee for director to serve until our 2019 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

•	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

•	To vote on an advisory resolution to approve named executive officer compensation.
Will there be any other items of business on the agenda?
Aside from the election of the Class III director, ratification of the selection of our independent registered public accounting firm, and the advisory vote to approve the compensation of our named executive officers, the Board knows of no matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.
What is the Masimo Board’s voting recommendation?
Masimo’s Board recommends that you vote your shares:

•	“For” the nominee to the Board;

•	“For” the ratification of the selection of Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	“For” the approval of our named executive officer compensation.
How do I vote?
For each proposal, you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy on the internet, go to www.envisionreports.com/MASI and follow the instructions set forth on the internet site.

•
To vote by proxy over the telephone, dial the toll-free telephone number listed on your proxy card under the heading “vote by telephone” using a touch-tone telephone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:00 p.m. Pacific Time on April 19, 2016, to be counted.

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We provide internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet and telephone access, such as usage charges from internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Masimo. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the internet or by telephone. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.
How do I vote my Masimo shares held through the Masimo Retirement Savings Plan?
If you hold shares of Masimo common stock through the Masimo Retirement Savings Plan (the “Savings Plan”) as of the record date, your proxy will also serve as a voting instruction for Principal Financial Group (“Principal”), which serves as the administrator of the Savings Plan, with respect to shares of Masimo common stock that you hold through the Savings Plan. You should sign the proxy card and return it in the enclosed envelope, or you may submit your proxy over the internet or by telephone by following the instructions on the enclosed proxy card. Principal will vote your Savings Plan shares as of the record date in the manner directed in the last timely voting instructions that are received from you. If voting instructions are not received from you by 11:00 p.m. Pacific Time on April 17, 2016, Principal will vote your Savings Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other Savings Plan participants have been received by Principal. You may change or revoke previously given voting instructions in any of the ways described under the question “Can I change my vote after submitting my proxy?”; however, your revocation or changed voting instructions must be received no later than 11:00 p.m. Pacific Time on April 17, 2016 or else we will not be able to timely notify Principal of your revoked or changed voting instructions.
How many votes do I have?
On each matter to be voted upon, holders of common stock will have one vote for each share of common stock they owned as of the close of business on March 7, 2016, the record date for the Annual Meeting.
Will my vote be kept confidential?
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Who is paying for this proxy solicitation?
We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of Masimo common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. We and our directors, officers and regular employees may solicit proxies by mail, personally, by telephone or by other appropriate means. We may also decide to engage an outside proxy solicitor to assist us in these efforts. No additional compensation will be paid to directors, officers or other regular employees for such services.

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What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed and executed proxy card with a later date;

•	You may submit a new proxy through the internet or by telephone (1-800-652-VOTE) (your latest internet or telephone instructions submitted prior to the deadline will be followed);

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618; or

•	You may attend the Annual Meeting and vote in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy.
Votes will be counted by the inspector of election appointed for the Annual Meeting.
How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

•	“For” the election of the Class III director nominee;

•	“For” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	“For” the approval of our named executive officer compensation.
This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.
If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.
What is a broker non-vote?
Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Only the ratification of auditors is considered a discretionary matter at the Annual Meeting under these rules. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-

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discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote”.
What are the voting requirements that apply to the proposals discussed in this Proxy Statement?

Proposals	Vote Required	Discretionary Voting Allowed?
1. Election of Director	Majority Cast	No
2. Ratification of Auditors	Majority Cast	Yes
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority Cast	No
A “majority cast”, with regard to the election of director, means the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” the nominee’s election. A “majority cast”, with regard to the ratification of auditors and the advisory vote to approve our named executive compensation, means the number of votes cast “for” the proposal must exceed the number of votes cast “against” such proposal.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes”.
Although the vote on Proposal No. 3 is advisory and non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will consider the results in making future decisions concerning executive compensation.
What is the effect of abstentions and broker non-votes?
Abstentions: Under Delaware law (under which Masimo is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Our Bylaws provide that stockholder actions (other than the election of directors) shall be determined by a majority of the votes cast affirmatively or negatively. Therefore, abstentions will have no effect on Proposal No. 1—Election of Director; Proposal No. 2—Ratification of Auditors or Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on named executive officer compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 No. 1—Election of Director and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of director or the advisory vote related to the approval of our executive compensation program, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 should be considered a discretionary matter. Therefore, your bank, broker, or other such holder will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

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What happens if an incumbent director nominee does not receive a majority of the votes cast for his re-election?
Our Bylaws require that if an incumbent director nominee does not receive a majority of the votes cast for his re-election, such incumbent nominee is to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on March 7, 2016, the record date for the Annual Meeting, there were 50,056,278 shares of common stock outstanding. Thus, a total of 50,056,278 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 25,028,140 votes must be represented at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.
Who will count the votes?
The votes will be counted, tabulated and certified by Computershare Trust Company, N.A., Masimo’s transfer agent and registrar for the Company’s common stock.
I also have received a copy of Masimo Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as filed with the SEC on February 24, 2016, accompanies this Proxy Statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Annual Report on Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.
How can I find out the results of the voting at the Annual Meeting?
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

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When are stockholder proposals due for next year’s annual meeting of stockholders?
Stockholders may submit proposals on matters appropriate for stockholder action at the 2017 Annual Meeting of the Company’s Stockholders (“2017 Annual Meeting of Stockholders”) consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2017 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than November 17, 2016 to our Corporate Secretary at 52 Discovery, Irvine, California 92618. However, if the date of the 2017 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after April 20, 2017, to be considered for inclusion in proxy materials for our 2017 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California a reasonable time before we begin to print and send our proxy materials for our 2017 Annual Meeting of Stockholders.
If you wish to submit a proposal that is not to be included in the proxy materials for our 2017 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address no later than January 31, 2017, but no earlier than January 1, 2017. However, if the date of the 2017 Annual Meeting of Stockholders is convened more than 30 days before, or delayed by more than 30 days after April 20, 2017, a stockholder proposal that is not to be included in the proxy materials for our 2017 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary at 52 Discovery, Irvine, California 92618 not later than the close of business on the later of (1) the 90th day before the date of the 2017 Annual Meeting of Stockholders, or (2) the 10th day following the day on which we first publicly announce (by press release or disclosure in a filing with the SEC) the date of the 2017 Annual Meeting of Stockholders. Please review our Bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our Bylaws by visiting the SEC’s internet website at www.sec.gov.

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EXECUTIVE OFFICERS
Our executive officers are appointed by and serve at the discretion of our Board. Our executive officers, their ages, respective positions and biographies are listed below:

Name	Age(1)	Position(s)
Joe Kiani	51	Chief Executive Officer & Chairman of the Board
Mark de Raad	56	Executive Vice President, Finance & Chief Financial Officer
Anand Sampath	49	Chief Operating Officer
Rick Fishel	58	President, Worldwide OEM Business & Strategic Development
Jon Coleman	52	President, Worldwide Sales, Professional Services & Medical Affairs
Yongsam Lee	51	Executive Vice President, Chief Information Officer
Tom McClenahan	43	Executive Vice President, General Counsel & Corporate Secretary
Paul Jansen	45	Executive Vice President, Business Development
___________

(1)	As of March 7, 2016.

Joe Kiani is the founder of Masimo and has served as Chief Executive Officer & Chairman of the Board since our inception in 1989. He is an inventor on more than 50 patents related to signal processing, sensors and patient monitoring, including patents for the invention of measure-through motion and low-perfusion pulse oximetry. From 1998 to March 2013, Mr. Kiani served on the Board of Directors of Saba Software, Inc., a publicly-traded software company focused on human capital development and management solutions. Mr. Kiani holds a B.S.E.E. and an M.S.E.E. from San Diego State University. As Masimo’s founder, Chief Executive Officer and Chairman of the Board since our formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. He has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Mr. Kiani is critical to the Company’s continued development and growth.

Mark de Raad has served as our Executive Vice President, Finance & Chief Financial Officer since June 2006 and as our Corporate Secretary from December 2009 through August 2014. From November 2002 through May 2006, Mr. de Raad served as Vice President, Chief Financial Officer and Secretary for Avamar Technologies, Inc., a start-up enterprise software development company. He served as Chief Financial Officer, Quantum Storage Solutions Group, a division of Quantum Corporation from June 2001 through November 2002. From September 1997 through June 2001, Mr. de Raad was Vice President, Finance and Chief Financial Officer for ATL Products, Inc., a manufacturer of automated tape libraries. Mr. de Raad is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from the University of Santa Clara.

Anand Sampath has served as our Chief Operating Officer since August 2014. Prior to that, he served as Executive Vice President, Engineering since March 2007. He is an inventor on more than ten patents relating to patient monitoring, wireless networks and communications. From April 2006 to March 2007, Mr. Sampath was our Director of Systems Engineering. From October 1995 to March 2006, he held various positions, including Program Manager, Engineering Manager and Distinguished Member of Technical Staff, at Motorola, Inc. Mr. Sampath holds a B.S. in Engineering from Bangalore University.

Rick Fishel has served as President, Worldwide OEM Business and Strategic Development since February 2016, was President, Worldwide OEM Business & Blood Management from January 2013 to February 2016 and was President, Worldwide OEM Business and Corporate Development from February 2011 to January 2013. From February 2009 to February 2011, he was our President, Americas and Worldwide OEM Business, and was President of Masimo Americas from June 2004 to February 2009. From January 2003 to June 2004, Mr. Fishel was Regional Vice President of Sales for the Information Solutions segment of the McKesson Corporation, a provider of supply, information and care management products and services. From January 2001 to January 2003, he served as National Vice President of Sales for the Consulting Services division of GE Medical Systems, Inc., a provider of medical technology and productivity solutions. Mr. Fishel holds a B.S. in Marketing from Arizona State University.

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Jon Coleman has served as our President, Worldwide Sales, Professional Services & Medical Affairs since February 2011, and was our President, International from August 2008 to February 2011. From October 2007 to August 2008, Mr. Coleman was President and Chief Executive Officer of You Take Control, Inc., a healthcare information technology start-up company. He served as General Manager, Americas of Targus Group International, a supplier of mobile computing cases and accessories, from March 2006 to February 2007. From March 1994 to February 2006, he held progressive leadership positions with Pfizer, Inc., most recently Vice President and General Manager, Canada & Caribbean Region. Mr. Coleman holds a M.B.A. from Harvard Business School, and a B.A. in International Relations from Brigham Young University.

Yongsam Lee has served as our Executive Vice President, Chief Information Officer since August 2014. From March 1996 to October 2001 and from April 2002 to August 2014, Mr. Lee held various positions with us, including Vice President, IT, Chief Information Officer, Executive Vice President, Operations, Executive Vice President, Regulatory Affairs & Chief Information Officer. From October 2001 to April 2002, he served as Director of IT at SMC Networks, Inc., a provider of networking solutions. Mr. Lee holds a B.S. in Applied Physics from the University of California, Irvine.

Tom McClenahan has served as our Executive Vice President & General Counsel since April 2013 and as our Corporate Secretary since August 2014. From April 2011 to April 2013, Mr. McClenahan was our Vice President and Assistant General Counsel. From November 2002 to April 2011, he was an associate and then principal with the law firm of Fish & Richardson. From September 1999 to November 2002, he was an associate with the law firm of Knobbe, Martens, Olson & Bear. Mr. McClenahan holds a B.S. in Mechanical Engineering from Iowa State University and a J.D. from the University of Minnesota Law School.

Paul Jansen has served as our Executive Vice President, Business Development since January 2015, as our Executive Vice President, Marketing from April 2008 to January 2015, and was our Vice President of Marketing from January 2008 to April 2008. From August 1997 through December 2007, he held progressive positions with CardioDynamics, a cardiac monitoring and diagnostic company, last serving as Vice President, Marketing & Clinical Development. Mr. Jansen holds a B.S. in Planning from Iowa State University and an M.B.A. from Arizona State University.

There are no family relationships between or among any of our executive officers or directors, except that Mr. McClenahan and Mr. Jansen are brothers-in-law.

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BOARD OF DIRECTORS
Our Board presently has six members and is divided into three classes, designated Class I, Class II and Class III. Each class currently consists of two directors and has a three-year term. Class I, Class II and Class III directors currently have a remaining term of office until the 2017, 2018 and 2016 Annual Meeting of Stockholders, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office (even though the remaining directors may constitute less than a quorum). A director elected by our Board to fill a vacancy in a Class, including a vacancy created by an increase in the number of directors, will serve for the remainder of the full term of that Class and until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.
The names of our current directors, their ages, director class and biographies are listed below. There are no family relationships between or among any of our directors.

Name	Age(1)	Director Class	Position(s)
Steven J. Barker, M.D, Ph.D.	71	Class I	Director
Sanford Fitch	75	Class I	Director
Thomas Harkin	76	Class II	Director
Joe Kiani(2)	51	Class II	Chief Executive Officer & Chairman of the Board
Jack Lasersohn(3)	62	Class III	Director
Craig Reynolds	67	Class III	Director
___________

(1)	As of March 7, 2016.

(2)	Please see “Executive Officers” on page 8 of this Proxy Statement for Mr. Kiani’s biography.

(3)	Mr. Lasersohn’s service on the Board will cease when his current term expires at the Annual Meeting.

Steven J. Barker, M.D., Ph.D., has served as a member of our Board since October 2005, has served as our Chief Science Officer and Chairman of our Scientific Advisory Board since March 2015, and previously served as our interim Chief Medical Officer from July 2013 to March 2015. Dr. Barker has also served as Professor Emeritus of Anesthesiology at the University of Arizona College of Medicine since July 2013. Prior to that, from October 1995 to July 2013, Dr. Barker served as Professor and Head of Anesthesiology, University of Arizona College of Medicine. From August 1990 to October 1995, Dr. Barker served as Chairman of Anesthesiology at the University of California, Irvine. He also holds a joint appointment as Professor of Mechanical and Aerospace Engineering at the University of California, Irvine. Dr. Barker is an oral examiner for the American Board of Anesthesiology, and is the Section Editor for Technology, Computing, and Simulation in the Journal of Anesthesia and Analgesia. He holds a B.S. in Physics from Harvey Mudd College, an M.S. and a Ph.D. in Mechanical Engineering from the California Institute of Technology and an M.D. from the University of Miami. Our Nominating, Compliance and Corporate Governance Committee believes Dr. Barker’s academic and medical background, as well as his in-depth knowledge of the healthcare industry and hospital operations, academic administration and managed care industry, provide him with a critical perspective regarding Masimo’s products, technologies and prospects. His medical background, including his expertise in anesthesiology, is particularly relevant to Masimo when the Company evaluates its products and technologies. In addition, Dr. Barker is able to provide us with the unique perspective of a physician.

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Sanford Fitch, has served as a member of our Board since November 2006. Mr. Fitch has served as a director, Audit Committee Chairman and member of the Compensation Committee of Iridex Corp., a public company that designs, develops, manufactures and sells medical laser systems since 2004. Mr. Fitch served as a director and Audit Committee Chairman of FoxHollow Technologies, Inc., a public company that designed, developed, manufactured and sold medical devices, from June 2004 until October 2007. He also served as a director and Audit Committee Chairman of Conceptus, Inc., a public medical device company, from December 1994 until April 2004, where he also served as its Chief Financial Officer and Senior Vice President of Operations from December 1994 through October 1998. Mr. Fitch has also served as the Chief Financial Officer of several start-up technology companies from 1998 until 2002 and of various public technology companies from 1983 to 2002. Mr. Fitch holds a B.S. in Chemistry and an M.B.A. from Stanford University. Our Nominating, Compliance and Corporate Governance Committee finds Mr. Fitch’s financial background to be extremely helpful to the Board and suited to his role as Chairperson of our Audit Committee. Mr. Fitch brings to us previous experience as a Chief Financial Officer for multiple companies over his long career, and as audit committee chairperson of public companies, which uniquely qualifies him to serve as our Audit Committee Chairperson. In addition to Mr. Fitch’s prior leadership and management experience working with medical technology companies, Mr. Fitch has considerable financial, auditing, risk management and corporate governance experience and he is an audit committee financial expert under the rules of the SEC, all of which enable him to make valuable contributions to the Board, the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

Thomas Harkin, has served as a member of our Board since December 2015. Mr. Harkin, formerly a five-term U.S. Senator from the State of Iowa, retired from the U.S. Senate in January 2015. Senator Harkin was first elected to the U.S. House of Representatives in 1974, and 10 years later, he was elected to the U.S. Senate. Prior to his service in the House of Representatives, Mr. Harkin served in the U.S. Navy and achieved the rank of lieutenant commander. Mr. Harkin holds a B.S. from Iowa State, a J.D. from Catholic University of America and was admitted to the Iowa Bar in 1972. Mr. Harkin’s experience in the Senate, and in particular his work on healthcare-related legislation, as well as his extensive understanding of the healthcare system in the U.S., bring a unique perspective and insight to the Board and the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

Craig Reynolds, has served as a member of our Board since April 2014. Mr. Reynolds has served as a director of Symmetry Medical, Inc. since January 4, 2008, and is currently Chairman of the Board of Symmetry Surgical, Inc. He is currently Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues. Prior to joining Cereve, Mr. Reynolds served as Chief Operating Officer of Philips-Respironics Home Health Solutions (“Philips-Respironics”), a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc., a company that develops, manufactures and markets medical devices worldwide, from 1998 to 2008. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc., a medical device company, serving for five years as Chief Executive Officer and director. From 1981 through 1992, Mr. Reynolds was with Healthdyne, Inc. in the positions of Executive V.P. (1981 to 1983), President of Healthdyne Cardiovascular Division (1984 to 1985) and President of Healthdyne Homecare Division (1986 to 1992). Mr. Reynolds earned his B.S. in Industrial Management from the Georgia Institute of Technology and his M.B.A. from Georgia State University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Reynolds’ experience with other medical device companies allow him to provide additional insight to the Board on strategy decisions as well as make valuable contributions to the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees.

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CORPORATE GOVERNANCE AND BOARD MATTERS
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our internet website at http://ir.masimo.com under “Corporate Governance”. Alternately, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to ensure that our Board will have the necessary authority and practices in place to exercise its duties and responsibilities, review and evaluate our business operations as needed, to make decisions that are independent of our management and to serve the best interests of Masimo and our stockholders. These Corporate Governance Guidelines provide a framework for the conduct of the Board’s business, and provide that:

•	except in unusual circumstances, the positions of the Chairman of our Board and our Chief Executive Officer be held by the same person;

•	ordinarily, directors should not serve on more than four boards of publicly-traded companies, including our Board, and all our directors currently satisfy this requirement;

•
outside directors must own a minimum number of shares of our common stock (see “Executive Compensation— Non-Employee Director Stock Ownership Policy” on page 21 of this Proxy Statement for additional information); and

•
a non-employee director will not be nominated for re-election at the next annual meeting of stockholders for which his or her class of directors is up for election following his or her 15th anniversary of service on our Board, unless our Board waives this term limit with respect to such non-employee director as a result of its determination that such nomination is in the best interests of Masimo and its stockholders.

The Corporate Governance Guidelines also set forth the practices our Board will follow with respect to Board composition and selection, Board meetings and Board committees, and Chief Executive Officer performance evaluation and compensation. Our Board adopted the Corporate Governance Guidelines to, among other things, reflect changes to The NASDAQ Stock Market, LLC (“NASDAQ”) listing standards and SEC rules.
Independence of the Board of Directors
Our Board has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under the NASDAQ rules, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by our Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in applicable NASDAQ rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Masimo, our senior management and our independent registered public accounting firm, our Board has determined that all of our directors other than Mr. Kiani and Dr. Barker are independent, as defined in NASDAQ Listing Rule 5605(a)(2).
Board Leadership Structure
Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive

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Officer facilitates information flow between management and the Board, which is essential to effective governance. The Company has no lead independent director.
Board’s Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks and our Nominating, Compliance and Corporate Governance Committee oversees management of risks associated with environmental, health, safety and other non-financial concerns and manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is informed about such risks by the committees.
Meetings and Executive Sessions
Our Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. Our Board also holds special meetings, as required from time to time, when important matters arise requiring Board action between scheduled meetings. During fiscal year 2015, our Board met eighteen times and acted by unanimous written consent once. None of our directors attended fewer than 75% of the total number of meetings held by the Board and the committees (on which and for the period during which the director served) during fiscal year 2015, except for Mr. Harkin, who was, due to scheduling conflicts and prior commitments, unable to attend the single meeting of the Board and the single meeting of the Compensation Committee held on the day following his appointment to the Board. These meetings were scheduled by the Board and the Compensation Committee prior to the date of Mr. Harkin’s appointment.
As required under applicable NASDAQ listing standards, our independent directors periodically meet in executive sessions at which only they are present.
Policy Regarding Board Member Attendance at Annual Meetings
It is the policy of our Board to invite directors and nominees for director to attend annual meetings of our stockholders. We held one annual meeting of stockholders in fiscal year 2015, which was attended by Mr. Kiani.
Information Regarding Board Committees
Our Board has established a standing Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under a written charter adopted by our Board, each of which is available on our internet website at http://ir.masimo.com under “Corporate Governance”. The following table provides membership and meeting information for fiscal year 2015 for the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee.

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Name	Audit		Compensation		Nominating, Compliance and Corporate Governance
Employee Director:
Joe Kiani	—		—		—
Non-Employee Directors:
Steven J. Barker, Ph.D., M.D.(1)	—		—		—
Robert Coleman, Ph.D.(2)	X	(2)	X	(2), (3)	X	(2)
Sanford Fitch	X	(4)	X	(5)	X	(6)
Thomas Harkin(7)	X	(7)	X	(7)	X	(4), (7), (8)
Jack Lasersohn	X	(9)	X	(10)	X	(11)
Craig Reynolds	X		X	(4), (12)	X	(2), (13)
Total meetings in fiscal year 2015	—		—		—
___________

(1)
Dr. Barker has provided consulting services to Masimo since July 2013. He currently serves as our Chief Science Officer and Chairman of our Scientific Advisory Board and previously served as our interim Chief Medical Officer from July 2013 to March 2015.

(2)	Dr. Coleman’s service on the Board and related committees ended when his term expired at the 2015 Annual Meeting of Stockholders on June 2, 2015.

(3)	Dr. Coleman served as Chairperson of the Compensation Committee until May 4, 2015.

(4)	Committee Chairperson.

(5)	Mr. Fitch was appointed to the Compensation Committee on February 26, 2015.

(6)	Mr. Fitch was appointed to the Nominating, Compliance and Corporate Governance Committee on May 4, 2015.

(7)
Mr. Harkin was appointed to our Board on December 16, 2015, at which time he also joined the Audit Committee, the Compensation Committee and the Nominating, Compliance and Corporate Governance Committee.

(8)	Mr. Harkin was appointed as Chairperson of the Nominating, Compliance and Corporate Governance Committee on February 11, 2016.

(9)	Mr. Lasersohn served on the Audit Committee from September 11, 2015 through December 16, 2015.

(10)	Mr. Lasersohn served on the Compensation Committee until February 26, 2016.

(11)	Mr. Lasersohn served on the Nominating, Compliance and Corporate Governance Committee and as its Chairperson until March 20, 2015.

(12)	Mr. Reynolds was appointed the Chairperson of the Compensation Committee on May 4, 2015.

(13)	Mr. Reynolds was appointed as a member of the Nominating, Compliance and Corporate Governance Committee on March 20, 2015 and served as its Chairperson from March 20, 2015 until February 11, 2016.
Audit Committee
We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is currently comprised of Mr. Fitch, Mr. Reynolds and Mr. Harkin. Mr. Fitch serves as the Chairperson of the Audit Committee. The functions of this Committee include, among others:

•	appointing, retaining and determining the compensation of our independent registered public accounting firm;

•	overseeing and approving any proposed audit and permissible non-audit services provided by our independent registered public accounting firm;

•	reviewing at least annually the qualifications, performance and independence of our independent registered public accounting firm;

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•
overseeing the relationship with our independent registered public accounting firm, including the rotation of the audit partners, as well as reviewing and resolving any disagreements between our management and ensuring discussions with our management and our independent registered public accounting firm relating to financial controls over financial reporting;

•	discussing with our management and our independent registered public accounting firm the design, implementation and effectiveness of our internal controls;

•	reviewing and discussing with our management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	reviewing the quarterly earnings announcement and any other public announcements regarding our results of operations with our management;

•	reviewing and discussing reports from our independent registered public accounting firm relating to our critical accounting policies and practices;

•
establishing and overseeing the processes and procedures for the receipt, retention and treatment of any complaints regarding accounting, internal controls or audit matters, as well as the confidential and anonymous submissions by employees concerning questionable accounting, auditing and internal control matters;

•
investigating any matter brought to its attention, with full access to our books, records, facilities and employees, and with sole authority to select, retain and terminate any consultants, legal counsel or advisors to advise the Audit Committee; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.
Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”.
Under the applicable rules and regulations of NASDAQ, each member of a company’s audit committee must be considered independent in accordance with NASDAQ Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the NASDAQ listing rules and standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(c)(2)(A)(i) and (ii)). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the NASDAQ Listing Rules.
Our Board has determined that Mr. Fitch, the Chairperson of our Audit Committee, is an audit committee financial expert, as defined under applicable SEC rules, and that Mr. Fitch meets the background and financial sophistication requirements under NASDAQ Listing Rule 5605(c)(2)(A). In making this determination, the Board made a qualitative assessment of Mr. Fitch’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.
Compensation Committee
Our Compensation Committee is currently comprised of Mr. Fitch, Mr. Harkin and Mr. Reynolds. Mr. Reynolds currently serves as the Chairperson of our Compensation Committee. The functions of this committee include, among others:

•	reviewing and approving our general compensation strategy;

•	establishing annual and long-term performance goals for our executive officers;

•	conducting and reviewing with the Board an annual evaluation of the performance of our executive officers;

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•	considering the competitiveness of the compensation of our executive officers;

•
reviewing and approving all salaries, bonuses, equity awards, perquisites, post-service arrangements, and other compensation and benefit plans for our Chief Executive Officer and all other executive officers;

•
reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change in control agreements and other material agreements between us, on the one hand, and any of our executive officers, on the other;

•
acting as the administering committee of our Board for our executive compensation and cash incentive plans and for any equity incentive plans, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers;

•	providing oversight for our overall compensation plans and benefit programs;

•	reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for the non-employee members of our Board;

•	reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure and the related tabular presentations regarding named executive officer compensation;

•	overseeing risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.
Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”. Our Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). The Compensation Committee meets from time to time during the year. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management and human resources as necessary. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. The Compensation Committee has the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any adviser to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence specified in NASDAQ Listing Rule 5605(d)(3). The Compensation Committee will be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Compensation Committee, and will have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention.
Since September 2012, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided compensation consulting services to assist management and the Compensation Committee in assessing and determining competitive compensation packages. FW Cook is independent from Masimo and has received compensation from Masimo only for services provided to the Compensation Committee. For more information regarding the Compensation Committee’s engagement of FW Cook, see “Executive Compensation—Compensation Discussion and Analysis” below.
The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2015 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

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Nominating, Compliance and Corporate Governance Committee
Our Nominating, Compliance and Corporate Governance Committee is currently comprised of Mr. Reynolds, Mr. Fitch and Mr. Harkin. Mr. Harkin currently serves as the Chairperson of our Nominating, Compliance and Corporate Governance Committee. The functions of this committee include, among others:

•
evaluating the composition, size, organization and governance of our Board and its committees, making recommendations to our Board about the appointment of directors to committees of our Board and recommending the selection of chairs of these committees to the Board;

•	reviewing and recommending to our Board director independence determinations made with respect to continuing and prospective directors;

•	reviewing and recommending to our Board “Section 16 officer” determinations with respect to our executive officers;

•	developing and recommending to our Board policies for considering director nominees for election to the Board;

•
identifying, reviewing, considering and evaluating candidates for election to the Board and recommending to the Board candidates to be nominated for election or incumbent directors to be nominated for re-election at each annual meeting of our stockholders or to fill any vacancies on the Board or any newly-created directorships;

•	overseeing our Board’s performance and annual self-evaluation process and evaluating the participation of members of the Board in continuing education activities in accordance with NASDAQ rules;

•	overseeing corporate governance;

•	overseeing our corporate compliance programs;

•
developing, and updating as necessary, a legal compliance and ethics program designed to evaluate, maintain and correct, when appropriate, our overall compliance with all federal and state rules and regulations and all of the Company’s codes of ethics and conduct;

•
in consultation with the Audit Committee, reviewing and, if appropriate, updating or recommending to our Board updates to our existing procedures for the receipt, retention and treatment of reports or evidence of violations of any federal or state rules or regulations or of our codes of ethics and conduct; and

•
reviewing and evaluating, at least annually, the performance of the Nominating, Compliance and Corporate Governance Committee and its members, including compliance of the Nominating, Compliance and Corporate Governance Committee with its charter.

Our Board has adopted a written charter of the Nominating, Compliance and Corporate Governance Committee that is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance”. Our Board has determined that all members of our Nominating, Compliance and Corporate Governance Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2)). The Nominating, Compliance and Corporate Governance Committee meets from time to time as it deems appropriate or necessary.
Consideration of Director Nominees
Director Qualifications
There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating, Compliance and Corporate Governance Committee may consider a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

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•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and NASDAQ.
The Nominating, Compliance and Corporate Governance Committee retains the right to modify these criteria from time to time.
Security Holder Nominations
The Nominating, Compliance and Corporate Governance Committee will consider director candidates recommended by our stockholders of record. The Nominating, Compliance and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to recommend individuals for consideration by the Nominating, Compliance and Corporate Governance Committee to become nominees for election to the Board at the 2017 Annual Meeting of Stockholders must do so by delivering a written recommendation to the Nominating, Compliance and Corporate Governance Committee, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Corporate Secretary, no later than the close of business on January 31, 2017, and no earlier than January 1, 2017, unless the meeting date is more than 30 days before or after April 20, 2017, in which case the written recommendation must be received by our Corporate Secretary no later than the close of business on the later of (i) the 90th day before the 2017 Annual Meeting of Stockholders, or (ii) the 10th day following the day on which we first publicly announce the date of the 2017 Annual Meeting of Stockholders. Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
the class, series and number of shares of Masimo, and any convertible securities of Masimo, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•
any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of Masimo’s voting securities;

•	any “short” interest in Masimo’s securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s full legal name, age, business address and residential address;

•
complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Masimo that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•
any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

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Director candidate nominations from stockholders must include the written consent of each proposed nominee to serve as director if so elected. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Nominating, Compliance and Corporate Governance Committee.
Evaluating Nominees for Director
Our Nominating, Compliance and Corporate Governance Committee will consider director candidates who are suggested by members of the committee, other members of our Board, members of management, advisors and our security holders who submit recommendations in accordance with the requirements set forth above. The Nominating, Compliance and Corporate Governance Committee may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating, Compliance and Corporate Governance Committee, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating, Compliance and Corporate Governance Committee will evaluate all nominees for director under the same approach whether they are recommended by security holders or other sources.
The Nominating, Compliance and Corporate Governance Committee will review candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Compliance and Corporate Governance Committee may review such directors’ overall service to the Board, the committees and Masimo during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating, Compliance and Corporate Governance Committee will also determine whether the nominee must be independent for NASDAQ purposes, which determination will be based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating, Compliance and Corporate Governance Committee will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.
The Nominating, Compliance and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by security holders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which security holders may communicate with the Board or any of its directors. Stockholders of Masimo wishing to communicate with our Board or an individual director may send a written communication to the Board or such director, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, Attention: Compliance Officer. Each communication must set forth:

•	the name and address of the Masimo security holder(s) on whose behalf the communication is sent; and

•	the number of Masimo shares that are owned beneficially by the security holder(s) as of the date of the communication.
Each communication will be reviewed by Masimo’s Compliance Officer to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal,

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unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of our Board.
Communications determined by our Compliance Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Accounting, Audit, and Other Compliance Concerns (the “Open Door Policy”) that relate to accounting topics, internal accounting controls or auditing matters involving the Company generally will be forwarded to a compliance officer designated by the Audit Committee to receive and review these communications and then promptly and directly forwarded by a compliance officer to the Audit Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy. All communications directed to the Nominating, Compliance and Corporate Governance Committee in accordance with our Open Door Policy that relate to non-financial matters (including without limitation purported or suspected violations of any law or regulation, our Code of Business Conduct and Ethics or other policies) will generally be forwarded to a Compliance Officer designated by the Nominating, Compliance and Corporate Governance Committee to receive and review these communications and then promptly and directly forwarded by a Compliance Officer to the Nominating, Compliance and Corporate Governance Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy.
Code of Business Conduct and Ethics
We have adopted the Masimo Corporation Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our internet website at http://ir.masimo.com under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our internet website at http://ir.masimo.com under “Corporate Governance” and/or in our public filings with the SEC.
Hedging and Pledging Policies
As part of our insider trading policy, our employees, executives and directors are prohibited from engaging in short sales of our securities and from engaging in hedging transactions involving our securities. Our insider trading policy restricts pledges of Masimo securities other than those that are pre-cleared by an insider trading compliance officer. As of March 7, 2016, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. In addition to obtaining pre-clearance from an insider trading compliance officer, Mr. Kiani also sought the approval of the Compensation Committee prior to entry into such pledge. He stated that, without the ability to pledge these shares, certain of his family’s financial planning objectives would need to be satisfied through the sale of shares of Masimo common stock held by the Kiani Family Remainder Trust and that he did not want to diminish his shareholdings. The Compensation Committee considered Mr. Kiani’s request and, as part of that consideration, noted that, as reported on page 67 of this Proxy Statement, his beneficial stock ownership is 13.7%, so that, even without taking into account the pledged shares, his stock ownership is greatly in excess of the number of shares Mr. Kiani would be required to hold under Masimo’s stock ownership policy. The Compensation Committee also concluded that continued ownership of the pledged shares by the Kiani Family Remainder Trust further aligned Mr. Kiani’s interests with the long term interests of stockholders. In light of these facts, the Compensation Committee concluded that approving the pledge was consistent with stockholder interests.

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NON-EMPLOYEE DIRECTOR COMPENSATION
Prior Non-Employee Director Compensation Policy
Our prior non-employee director compensation policy (the “Prior Non-Employee Director Compensation Policy”) provided that our Audit Committee Chairperson received an annual cash retainer of $40,000, payable on a quarterly basis in arrears and that, except as otherwise provided by our Board or Compensation Committee, no other non-employee director was entitled to receive any cash compensation for his service on our Board or any committee thereof. In addition, the Prior Non-Employee Director Compensation Policy provided that our non-employee directors were entitled to reimbursement for their reasonable expenses incurred in connection with attending meetings of our Board and committees thereof and performing their functions and duties as directors.
The Prior Non-Employee Director Compensation Policy provided for the following with respect to granting stock options to non-employee directors:

•
Upon first becoming a member of our Board, our Audit Committee Chairperson received a stock option grant for 150,000 shares of common stock, which vested at a rate of 20% per year on each anniversary of the grant date.

•
Upon first becoming a member of our Board, unless otherwise determined by our Compensation Committee, each non-employee director other than our Audit Committee Chairperson was eligible to receive an option to purchase 50,000 to 100,000 shares of our common stock, which vested at a rate of 20% per year on each anniversary of the grant date. Our Compensation Committee was responsible for determining the size of the initial award to be made.

•
Upon the vesting of 60% of the initial option award made to each of our non-employee directors, such non-employee director was eligible to receive an additional option grant to purchase 20,000 shares that vested at a rate of 20% per year on each anniversary of the grant date. All awards made to our non-employee directors were made under our 2007 Plan or a predecessor plan.

Except as described below with respect to the compensation payable to Mr. Harkin after joining our Board in December 2015, our Audit Committee Chairperson was the only non-employee director who was entitled to receive cash compensation for his Board and committee service in fiscal 2015. The Prior Non-Employee Director Compensation Policy was not a contractual commitment enforceable by any director and it could be modified by the Board in its discretion at any time.
New Non-Employee Director Compensation Policy
On February 11, 2016, after our Compensation Committee consulted with its independent compensation advisor, FW Cook, on market practices for other representative companies, our Board adopted a new non-employee director compensation policy (the “New Non-Employee Director Compensation Policy”). Under the New Non-Employee Director Compensation Policy, each non-employee director receives an annual cash retainer of $50,000 for his or her Board service and an annual cash retainer of $7,500 for each committee of the Board on which he or she serves. Our Audit Committee Chairperson receives an additional annual cash retainer of $15,000, our Compensation Committee Chairperson receives an additional annual cash retainer of $10,000, and our Nominating, Compliance and Corporate Governance Committee Chairperson receives an additional annual cash retainer of $7,500. In addition, each director receives a $1,000 per meeting cash fee for each committee meeting he or she attends in excess of the first eight meetings of each committee during the fiscal year. All cash retainers are payable on a quarterly basis in arrears. Each year on the date of our annual meeting of stockholders, each non-employee director will be also granted an award of restricted share units (“RSUs”) with respect to shares of our common stock having a grant date fair value of $140,000, rounded down to the nearest whole share, which vest on the earlier of the first anniversary of the grant date or the date of the next annual meeting of stockholders. The New Non-Employee Director Compensation Policy also provides that all RSUs granted to the non-employee directors pursuant to the policy will vest in full in the event of a change in control of Masimo. As part of the transition to the New Non-Employee Director Compensation Policy, neither Mr. Reynolds nor Mr. Harkin will be eligible to receive any grants

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on the date of our 2016 Annual Meeting of Stockholders; and they will receive their first equity grants under this policy on the date of our 2017 Annual Meeting of Stockholders.
Mr. Harkin was appointed to our Board on December 16, 2015, during the transition from the Prior Non-Employee Director Compensation Policy to the New Non-Employee Director Compensation Policy. In connection with his appointment to our Board, Mr. Harkin was granted restricted stock units with respect to 3,385 shares of our common stock, which had a grant date fair value of $139,970 and will vest on the one-year anniversary of the date of grant, subject to Mr. Harkin’s continued service with Masimo through the vesting date. From December 16, 2015 through February 11, 2016, Mr. Harkin was entitled to receive cash compensation at a rate of $50,000 per year for his service on our Board and $7,500 per year for his service on each Board committee.
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the members of our Board for the fiscal year ended January 2, 2016.

Name(1)	Fees Earned or Paid in Cash		Stock Awards(2)(3)		Option Awards(3)(4)		All Other Compensation	Total
Steven J. Barker, Ph.D., M.D.	$120,000	(5)	$—		$297,974	(6)	$—	$417,974
Robert Coleman, Ph.D.(7)	—		—		294,861	(8)	—	294,861
Sanford Fitch	40,000	(9)	—		595,948	(10)	—	635,948
Thomas Harkin(11)	3,575	(12)	139,970	(13)	—		—	143,545
Jack Lasersohn(14)	—		—		297,974	(6)	—	297,974
Craig Reynolds	—		—		—		—	—
___________

(1)
Joe Kiani, our Chairman and Chief Executive Officer and a named executive officer, is not included in this table as he is an employee of ours and therefore receives no compensation for his service as a director. Mr. Kiani’s compensation is included in the “Summary Compensation Table” on page 46 of this Proxy Statement.

(2)	As of January 2, 2016, Thomas Harkin held 3,385 RSUs and none of our other non-employee directors held any RSUs.

(3)
These amounts generally represent the aggregate grant date fair value of equity awards for grants of options and RSU awards to each listed director in fiscal 2015, computed in accordance with authoritative accounting guidance. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2015. The value as of the grant date for stock options is recognized over the number of days of service required for the stock option to vest in full. The value as of the grant date for the RSUs is calculated based on the number of restricted share units at the grant date market price and is recognized once the requisite service period for the restricted share unit is satisfied.

For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 14 to the Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates-Share-Based Compensation”, included in our Annual Report on Form 10-K for the year ended January 2, 2016 filed with the SEC on February 24, 2016.

(4)
As of January 2, 2016, each of our non-employee directors held the following number of options: Steven J. Barker, Ph.D., M.D.—140,000; Sanford Fitch—145,000; Jack Lasersohn—170,000; Craig Reynolds—100,000 and Thomas Harkin—0.

(5)	Consists of fees earned by Dr. Barker for non-employee consulting services provided to the Company.

(6)	Consists of the grant of an option on December 17, 2015 to purchase 20,000 shares of common stock under the Prior Non-Employee Director Compensation Policy with a grant date fair value of $297,974.

(7)	Dr. Coleman’s service on the Board and related committees ended when his term expired at our 2015 Annual Meeting of Stockholders held on June 2, 2015.

(8)
Consistent with Dr. Coleman’s ceasing to serve as a Board Member, all future vesting of Dr. Coleman’s existing stock options terminated. However, the Board extended the exercise date for Dr. Coleman’s vested options by two years to June 2, 2017. This extension of the exercise period was considered a stock option modification under accounting principles generally accepted in the United States (“GAAP”), and accordingly, the Company recorded the incremental fair value of these options resulting from such modification (in excess of the original grant date fair value) of $294,861 as additional stock option expense in the second quarter of fiscal 2015.

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(9)	Consists of an annual retainer paid to our Audit Committee Chairperson pursuant to our Prior Non-Employee Director Compensation Policy.

(10)
Consists of the grant of an option on December 17, 2015 to purchase 20,000 shares of common stock under the Prior Non-Employee Director Compensation Policy with a grant date fair value of $297,974, as well as a discretionary grant of an option on December 17, 2015 to purchase an additional 20,000 shares of common stock, with a combined grant date fair value of $595,948. The additional option was granted because the Compensation Committee became aware that Mr. Fitch was entitled to receive a grant of options to purchase 20,000 shares of common stock in February 2011 but was inadvertently omitted from the list of non-employee directors who received grants of options in February 2011.

(11)	Mr. Harkin was appointed to our Board effective December 16, 2015.

(12)
Consists of prorated amounts of the annual retainers earned by Mr. Harkin as a director and member of the Audit, Compensation and Nominating, Compliance and Corporate Governance Committees during fiscal 2015.

(13)	In connection Mr. Harkin’s appointment to our Board, he received a grant of 3,385 RSUs on December 16, 2015 with a grant date fair value of $139,970.

(14)	Mr. Lasersohn’s service on the Board will cease when his current term expires at the Annual Meeting.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following compensation discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Masimo’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Masimo specifically cautions investors not to apply these statements to other contexts.
This Compensation Discussion and Analysis provides a description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three most highly paid executive officers other than the CEO and the CFO. These executive officers are our “named executive officers” or “NEOs”. For fiscal 2015, the NEOs were as follows:

Name	Position(s)
Joe Kiani	Chief Executive Officer & Chairman of the Board
Mark de Raad	Executive Vice President, Finance & Chief Financial Officer
Anand Sampath	Chief Operating Officer
Rick Fishel	President, Worldwide OEM Business & Strategic Development
Jon Coleman	President, Worldwide Sales, Professional Services & Medical Affairs
Executive Summary
The primary objective of our executive compensation program is to attract and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in driving Masimo’s technologies and products to the broadest number of patients, and in turn, sustainable long-term value. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our Compensation Committee oversees our executive compensation program and determines the compensation for our executive officers, including the NEOs. We believe that our executive compensation program effectively aligns the interests of our executive officers with our objective of creating sustainable long-term value.
Financial Performance
Fiscal 2015 was a year of strong financial performance for Masimo. Financial highlights included:

•	Masimo’s closing stock price of $41.51 on the last trading day of fiscal 2015 represented a 60.4% increase from the closing stock price of $25.88 on the last trading day of fiscal 2014.

•
Fiscal 2015 product revenues significantly exceeded the guidance we issued at the beginning of the year and increased by 7.6% to $599.3 million, or 11.0% to $618.0 million on a constant currency basis[1], as compared to product revenues of $556.8 million in fiscal 2014.

•
Total fiscal 2015 revenues, including royalties, increased to $630.1 million, up 7.4% from $586.6 million in fiscal 2014. On a constant currency basis[2], total fiscal 2015 revenues, including royalties, increased to $648.8 million, up 10.6% compared to fiscal 2014.

•	Masimo rainbow® product revenues increased to $61.8 million, up 19.5% from fiscal 2014.

•	Masimo SET® and rainbow SET™ shipments totaled 182,600 units, up from 171,600 in the prior year, setting a new Masimo record.
1 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.
2 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.

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•
Masimo’s fiscal 2015 GAAP earnings per share was $1.55, up 19.2% from $1.30 in 2014. On a constant currency basis[3], Masimo’s 2015 adjusted earnings per share would have been $1.69, up 30.0% from fiscal 2014.

•
Masimo executed and delivered on a key fiscal 2015 internal metric of delivering earnings per share growth of at least two times product revenue growth. As noted above, GAAP earnings per share grew by 19.2% as compared to GAAP product revenue growth of 7.6%, representing GAAP earnings per share growth of 2.5 times GAAP product revenue growth.

Product revenues have consistently grown in the last five years, rising from $406.4 million in 2011 to $599.3 million in 2015, a compound annual growth rate of 8.8%.

GAAP Earnings Per Share have accelerated in the last two fiscal years as part of the Company’s focus on financial leverage.
3 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.

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Several widely accepted measures of operating performance reflect the strength of Masimo’s 2015 financial performance on both an absolute and relative basis versus other representative companies comprised of publicly-traded companies classified as health care equipment and supplies companies in the Global Industry Classification Standard Code, the same classification as Masimo (see “— The Compensation Setting Process” on page 31 of this Proxy Statement for a discussion of the other representative companies). Such operating performance measures based on the four fiscal quarters ended nearest to September 30, 2015, were as follows:

Measures of Operating Performance	Masimo	Percentile Ranking Versus Other Representative Companies
Earnings Per Share Growth	40.5%	100th
Return on Equity	23.0%	100th
Return on Capital	17.3%	89th
Return on Assets	13.4%	87th
Revenue Growth	11.1%	74th
Operating Margin	18.4%	68th
For fiscal 2015, cash generated from business operations was $114.2 million. Also during fiscal 2015, the Company repurchased approximately 4.1 million shares totaling approximately $155.0 million (and 8.6 million shares totaling approximately $257.4 million over the past two years), returning approximately 135.7% of the cash generated from business operations to its stockholders during fiscal 2015. Over the last five years, the Company has returned approximately 106.2% of cash generated from business operations to its stockholders through a combination of dividends and stock repurchases.
Results of Stockholder Advisory Vote on Executive Compensation
Over the past three years, we received disappointing levels of support on our stockholder advisory vote on executive compensation. Based on discussions with many of our stockholders after these votes, we believe the low levels of support were primarily the result of concerns regarding our CEO’s prior employment agreement. During this time period, our Compensation Committee, together with independent legal, tax, executive compensation and other financial advisors, considered a variety of alternative employment agreement arrangements for our CEO. However, despite considerable efforts by our CEO and our Compensation Committee, no mutually agreeable solution had been identified by the time of last year’s proxy statement preparation. As a result, in last year’s proxy statement, we noted the Compensation Committee’s continued focus on this matter and its on-going effort to attempt to find a mutually agreeable solution.
After continued efforts by our CEO and Compensation Committee, including advice to the Compensation Committee from two nationally recognized law firms, as well as the Compensation Committee’s compensation consultant, F.W. Cook & Co., Inc. (“FW Cook”), we reached an agreement on a new CEO employment agreement (the “Restated CEO Employment Agreement”) on November 4, 2015. These discussions were very complex since the cost of any new employment agreement to Masimo depended on a variety of factors including (1) the potential future stock price; (2) when, if ever, there would be a change in control or a termination of the CEO without cause or by the CEO for Good Reason; and (3) the degree to which the provisions in the employment agreement would continue to apply to the stock option awards that the CEO received prior to any termination of his employment. At the conclusion of these negotiations, the Compensation Committee (comprising all of the members of the Board who were independent under the relevant SEC and NASDAQ requirements) unanimously concluded that the Restated CEO Employment Agreement represented a significant improvement from a stockholder perspective over the then-current agreement and that a more favorable modification to the employment agreement could not be obtained.

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The details of the Restated CEO Employment Agreement and the changes from the prior employment agreement are outlined in “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement. The Restated CEO Employment Agreement eliminated many of the provisions of the prior employment agreement that stockholders had considered objectionable thereby significantly reducing the potential cost to Masimo (as noted on page 54 of this Proxy Statement, if a change in control had occurred December 31, 2015, the cost differential between the new employment agreement would have been approximately $52 million). Specifically, the Restated CEO Employment Agreement has eliminated certain provisions of Mr. Kiani’s previous employment agreement, including:

•	single trigger payments upon a change of control;

•	Mr. Kiani’s receipt of full value shares in lieu of his stock options upon a qualifying event;

•	payment of federal and state withholding taxes on such full value shares;

•	tax gross-up payments in the event that payments were subject to change-in-control excise taxes;

•	certain provisions in the contract providing for survival of these protections subsequent to contract expiration; and

•	Mr. Kiani’s guaranteed annual option grant of 300,000 shares after fiscal 2017.
In consideration for these changes, Mr. Kiani became contingently entitled to receive up to 2.7 million shares of Masimo stock and $35 million in cash, which shares and amounts (1) are only issuable and payable if a Qualifying Termination actually occurs, and (2) will be phased out at the rate of 10% a year beginning in 2018.
It is important to note that, although SEC rules require the value of the RSUs to be reported in the Summary Compensation Table for 2015 (see “Summary Compensation Table” on page 46 of this Proxy Statement), the RSUs will only vest and result in realizable value to Mr. Kiani in the event of a Qualifying Termination and will not vest solely in connection with his continued service to Masimo. Accordingly, to assist stockholders in comparing the total compensation provided to Mr. Kiani without taking into account the contingent value of the RSUs, we have added a column to the Summary Compensation Table that shows Mr. Kiani’s 2015 compensation without reference to the value of the RSUs. We believe that this provides a more accurate comparison to the compensation paid to Mr. Kiani in 2013 and 2014, since the values in the Summary Compensation Table for those years do not include any value relating to this contingent compensation resulting from the Restated CEO Employment Agreement which is only realizable by Mr. Kiani in the event of a Qualifying Termination. In addition, it is important to note that the total compensation amount reported for these 2.7 million RSUs in the Summary Compensation Table is calculated based upon the closing stock price of our common stock on the date of the grant. However, since (i) the shares subject to this RSU will only vest in certain limited circumstances (and may never vest); (ii) the number of shares issuable may decrease with time; and (iii) the value of the shares may fluctuate over time based upon our stock price, the actual value that Mr. Kiani may ultimately realize from these RSUs may differ significantly from the accounting value of the award reflected in the Summary Compensation Table.
Immediately after we entered into the Restated CEO Employment Agreement, we reached out to 22 of our largest stockholders, who collectively represented approximately 53% of our outstanding shares of common stock. Over the following month, Mr. Reynolds, the Chairperson of our Compensation Committee, and other Compensation Committee members held calls with all of such stockholders who expressed an interest in speaking with the Compensation Committee. During these calls, which were led by Mr. Reynolds, the Compensation Committee articulated the benefits of the Restated CEO Employment Agreement to stockholders. The response from these stockholders was very positive, with many stockholders acknowledging that, while the process had taken much longer than many anticipated, the Restated CEO Employment Agreement had successfully removed many of the elements they had previously considered problematic and was in fact much more stockholder friendly.
Other Executive Compensation Actions

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In addition to finalizing the Restated CEO Employment Agreement, other key actions taken by the Compensation Committee with respect to Masimo’s 2015 executive compensation program included the following:

•	During fiscal 2015, certain base salary adjustments were made for the NEOs other than the CEO, in amounts ranging from 3.0% to 21.7%. See “NEO Base Compensation Below” for further details.

•
As a result of the Company’s strong fiscal 2015 financial performance, the Compensation Committee established the fiscal 2015 Company Factor under the Executive Annual Cash Bonus Plan (“Executive Annual Plan”) at 105%.

•
As a result of both Company and individual contributions made by the Company’s NEOs, the Compensation Committee established fiscal 2015 Individual Factors for the NEOs under the Executive Annual Cash Bonus Plan ranging from 100% to 105%.

Performance Orientation of Executive Compensation
We believe that our executive compensation program is closely aligned with our stockholders’ interests. While base salary and an annual cash based bonus opportunity represent the achievement of shorter-term goals, our multi-year cash based bonus plan (three-year performance periods), as well as our equity awards in the form of options to purchase shares of our common stock (typically five year vesting periods), provide for a longer-term compensation structure to promote retention and focus attention on the long-term operating results of the Company. Most of the annual compensation of our executive officers is directly tied, through performance-based bonuses or stock options, to driving financial and operating results that increase stockholder value.
Executive pay opportunities at Masimo continue to be tightly linked with Company financial performance. The following chart shows the distribution of each NEO’s target total compensation for fiscal 2015, consisting of base salary, target annual cash bonus, target multi-year cash bonus, and grant date fair value of equity awards granted during the fiscal year:

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___________

(1)	The Multi-Year Bonus percentage for each NEO is based on 1/3 of the target value for the three year performance period covering 2014 through 2016.

(2)
The Equity Awards percentage for Mr. Kiani does not include the RSU award granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement because the RSUs will only vest in the event of a termination of Mr. Kiani’s employment with us other than for death, disability or cause, or Mr. Kiani’s termination of his employment with us for Good Reason. These RSUs will not vest if Mr. Kiani voluntarily terminates his employment with us other than for Good Reason. In addition, 270,000 shares subject to the RSUs will terminate without the payment of any consideration to Mr. Kiani, to the extent then unvested on January 1 of each year, beginning on January 1, 2018. See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the RSU award.

Recent Governance Practice Changes:
Over the last year, in addition to the significant modifications to our CEO’s employment agreement, the Board and Compensation Committee have taken several other actions that it believes are responsive to stockholder concerns, including:

•	the termination of our prior stockholder rights plan (poison pill);

•
the adoption of a stock ownership policy with respect to our non-employee directors, which requires that our non-employee directors hold shares of Masimo stock with a value equal to at least $250,000 (See “— Non-Employee Director Stock Ownership Policy” on page 21 of this Proxy Statement for additional details);

•	the adoption of a new Non-Employee Director Compensation Policy (See “— Non-Employee Director Compensation” on page 21 of this Proxy Statement for additional details); and

•	the implementation of a 15 year term limit on non-employee director service.

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Governance Practice Changes Prior to 2015:
Prior to fiscal 2015, the Compensation Committee took the following actions that it also believed were responsive to stockholder concerns:

•
the adoption of an executive officer stock ownership policy, which requires that our CEO hold shares of Masimo stock with a value equal to at least six times his base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time his base salary (See “— Executive Officer Stock Ownership Policy” on page 42 of this Proxy Statement for additional details);

•
the adoption of a policy governing gross-up provisions in agreements and arrangements with our executive officers, pursuant to which the Compensation Committee will no longer approve any arrangements with any of our executive officers that include a tax “gross-up” provision requiring that payments in connection with a change in control be made in an amount that results in the Company paying employee taxes on such payments (See “— Gross-up Policy” on page 43 of this Proxy Statement for additional details);

•
the adoption of a clawback policy that provides, in the case of a financial restatement, for the recovery of executive compensation that was due to the erroneous prior financial statement (See “Compensation Recovery” on page 41 of this Proxy Statement for additional details); and

•
the adoption of a policy prohibiting employees, executives and directors from engaging in hedging and similar transactions with respect to Company stock (See “Corporate Governance and Board Matters — Hedging and Pledging Policies” on page 20 of this Proxy Statement for additional details).

Compensation Philosophy and Objectives
Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect Masimo. We consider the potential risks in our business when designing and administering our pay program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
The Compensation Committee believes that Masimo operates within a very complex business environment and model, which requires a very strong management team. The Compensation Committee also recognizes that it is critical to attract, develop and retain a senior management team capable of not only managing but also excelling within this complex and competitive business environment. As a result, the intent of the Compensation Committee for the Company’s executive compensation program is to provide compensation that:

•	appropriately aligns business objectives and stockholder interests;

•	attracts and retains the best executive talent;

•
maintains a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention objectives;

•	motivates executive officers to achieve the Company’s annual and long-term strategic goals and rewards performance based on the attainment of such goals;

•	appropriately considers risk and reward in the context of the Company’s business environment and long-range business plans;

•	recognizes individual value and contributions to the Company’s success;

•	considers but does not exclusively rely upon market benchmarks; and

•	supports the Company’s succession planning objectives.
The Compensation Committee seeks to accomplish these goals in a way that is consistent with the long-term interests of the Company, its stockholders and employees. In making decisions about executive compensation, the Compensation Committee relies primarily on its general experience and subjective considerations of various factors, including individual and corporate performance, the Company’s strategic business goals and compensation

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survey data. The Compensation Committee does not set specific benchmarks for overall compensation or for allocations between different types of compensation. The Compensation Committee oversees the compensation program for the Company’s executive officers with input from independent executive compensation consultants and legal counsel, as well as the assistance of executive management as the Compensation Committee believes appropriate.
Masimo’s business model requires management to be adept at developing competitive products and sales/marketing strategies to support multiple customers, including hospitals, alternate care facilities and original equipment manufacturers (“OEMs”). Many of Masimo’s competitors have substantially greater capital resources, larger customer bases, and larger sales forces than Masimo, and have ties with group purchasing organizations (“GPOs”) and other purchasers that are stronger than ours. In addition, the medical device industry is characterized by rapid product development and technological advances, which require our management team to be very adept at managing these key areas of the business. As a result, the Compensation Committee recognizes the importance of attracting and retaining a strong management team with sufficient knowledge, expertise and vision to be able to compete against these larger competitors and to develop and commercialize new products, new and improved technologies and new applications for our existing technologies. Our compensation program is intended to help us achieve and foster a goal-oriented, highly-motivated management team with a clear understanding of business objectives with shared corporate values.
The Board and Compensation Committee believe that executive pay opportunities, and in particular the CEO’s pay, should be tightly linked with Company financial performance. This perspective is illustrated by the chart on page 28 of this Proxy Statement, which shows the percentages of the CEO’s total target direct compensation (base salary, target annual bonus, target multi-year bonus and long-term incentive grant values) that are at-risk and performance-based.
Role of the Compensation Committee
The Compensation Committee approves, administers and interprets our executive compensation and benefit policies. The Compensation Committee consists of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is currently comprised of Mr. Fitch (effective as of February 26, 2015), Mr. Harkin (effective as of December 16, 2015) and Mr. Reynolds (the current Chairperson of the Compensation Committee).
In carrying out its functions, the Compensation Committee evaluates our compensation practices with a focus on the degree to which these practices reflect our executive compensation philosophy, develops recommendations and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.
The Compensation Committee considers recommendations from our CEO in determining executive compensation. While Mr. Kiani discusses his recommendations with the Compensation Committee, Mr. Kiani excuses himself from meetings when the Compensation Committee makes determinations regarding his compensation. None of our other executive officers participate in the Compensation Committee’s determinations regarding executive compensation. The Compensation Committee does not delegate any of its functions to others in deciding executive compensation.
Since September 2012, FW Cook has provided compensation consulting services to the Compensation Committee in assessing and determining competitive compensation packages.
The Compensation Setting Process
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions

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with respect to our executive officers or other employees. Instead, in making its executive compensation determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of companies, to the extent that the executive positions at these companies are considered comparable to Masimo positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.
With respect to 2015 compensation decisions, the Compensation Committee had available two competitive assessments of compensation levels for NEOs prepared by FW Cook, one prepared in March 2014 and another prepared in August 2015. The competitive market data was obtained from the SEC filings of a representative group comprised of publicly-traded companies classified as health care equipment and supplies companies in the Global Industry Classification Standard Code, the same classification as Masimo. The August 2015 representative group generally overlapped the March 2014 representative group, but differed insofar as it was determined that the representative group should be updated by adding two companies to the group (Cantel Medical Corporation and Invacare Corporation) to replace two companies (ArthoCare Corporation and Volcano Corporation) that had been acquired subsequent to the March 2014 report. In selecting the 2015 representative group, the objective was to choose companies that resulted in Masimo being near the median of the representative group in both revenue and market capitalization. The following were identified as comparable representative companies for the August 2015 study:

Align Technology, Inc.	Analogic Corporation	Cantel Medical Corporation	CONMED Corporation	Cyberonics Corporation(1)
Globus Medical, Inc.	Greatbatch, Inc.	Haemonetics Corporation	ICU Medical, Inc.	Insulet Corporation
Integra LifeSciences Holding Corporation	Invacare Corporation	Merit Medical Systems, Inc.	Neogen Corporation	NuVasive, Inc.
Sirona Dental Systems, Inc.	Thoratec Corporation(2)	West Pharmaceutical Services, Inc.

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___________

(1)	Cyberonics Corporation merged with Sorin S.p.A. effective October 15, 2015 creating a new company, LivaNova PLC.

(2)	Thoratec Corporation was acquired by St. Jude Medical, Inc. on October 8, 2015.
The companies included in the FW Cook report had median revenues of $615.0 million, ranging from $294.7 million to $1.39 billion, based on the four fiscal quarters ended nearest to September 30, 2015, and a median market capitalization of $2.15 billion, ranging from $584.9 million to $6.13 billion, as of December 31, 2015. By way of comparison, Masimo’s revenues of $617.9 million for its four fiscal quarters ended October 2, 2015 and market capitalization of $2.09 billion as of December 31, 2015 placed it at the 50th and 43th percentile among the companies in the study.
Components of our Compensation Program
We chose to build our executive compensation approach around five distinct components: (1) base salary; (2) cash bonuses; (3) equity-based incentives; (4) other benefits; and (5) severance and termination protection. We utilize short-term compensation, including base salary and annual cash bonuses, to motivate and reward our key executives. We believe that, in addition to base salaries and annual bonuses, long-term incentives in the form of multi-year cash bonuses and equity awards, are a very effective tool in attracting and retaining strong executive talent. The use and weight of each compensation element is based on a subjective determination by the Compensation Committee of the importance of each element in meeting our overall objectives. A full description of each compensation component is included below:

1.
Base Salary - Base salary is used to provide each named executive officer (“NEO”) a set amount of money during the year with the expectation that he will perform his responsibilities to the best of his ability and in the best interests of Masimo. Base salaries are intended to attract and retain executive talent and typically recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

2.
Cash Bonuses - Cash bonuses are intended to motivate our executive officers to achieve specified financial goals and operating objectives. These bonuses may be paid under an annual cash bonus plan and/or a multi-year cash bonus plan:

(a) Annual Incentive Cash Bonuses - The Compensation Committee approves the annual incentive cash bonuses for all executive officers. These bonuses, if earned, are paid after the end of the calendar year. We currently expect to pay the fiscal 2015 incentive bonuses to our executive officers in March 2016, pursuant to our Executive Annual Cash Bonus Plan (“Executive Annual Plan”) for fiscal 2015.
To be eligible for a bonus under the plan for any plan year, the participant must be employed with us for at least twenty-six full weeks during the plan year.
Pursuant to the terms of the Executive Annual Plan, the 2015 bonus award for each NEO was calculated based upon the product of:
•the NEO’s base salary as of the end of 2015, multiplied by
•the Target Bonus Percentage factor applicable to the NEO, multiplied by
•the applicable Company Factor assigned by the Compensation Committee to the NEOs, multiplied by
•the NEO’s Individual Factor.
Target Bonus Percentage - The 2015 Target Bonus Percentage for the CEO was 100% of base salary, consistent with 2014. The Target Bonus Percentage for the other NEOs was 50% of base salary, also consistent with 2014. In determining these Target Bonus Percentages, the Compensation Committee took into account several factors, including its belief that the CEO continues to play a critical role in Masimo’s overall success and his efforts are central to the future success of the Company. In addition, competitive data

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that was obtained from FW Cook indicated that the median target bonus percentage for CEOs was 100%, and that a 50% bonus target for other executive officers, including other NEOs, approximated median levels among comparable companies.
Company Factor - Under the Executive Annual Plan, the Compensation Committee reviews Company performance for the NEOs under two key financial targets and for NEOs other than the CEO, also considers certain additional operational targets, all of which are determined early in each fiscal year. The financial targets are not given any particular weighting and do not individually equate to any particular payout. Instead, if the Compensation Committee determines that (i) we did not achieve 100% of the two financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the applicable Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the applicable Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the applicable Company Factor at or above 100%. The Compensation Committee may also allow the CEO to recommend whether, based on his own subjective analysis, the applicable Company Factor, as approved by the Compensation Committee, should be lowered.
While the structure of the Executive Annual Plan gives the Compensation Committee significant flexibility in setting the Company Factor to take into account factors that do not lend themselves to a strictly quantitative evaluation, the Compensation Committee believes it has responsibly exercised this flexibility in a manner that fairly takes into account the overall performance of the Company, as evidenced by the Company Factors approved from 2011 through 2014:

•	Fiscal 2011 - 50%

•	Fiscal 2012 - 73%

•
Fiscal 2013 - CEO - 100% and other NEOs - 85% (The difference reflects the fact that the Company Factor for the CEO is based solely on the combined financial targets, which exceeded 100%, while the Company Factor for the NEOs also includes evaluation of performance against the operational targets, which was below 100%.)

•	Fiscal 2014 - 100%
Individual Factor - The Compensation Committee determines the Individual Factor for the CEO by assessing his overall performance for the year, provided that if the Compensation Committee has determined that each of the financial targets included in the Company Factor is met or that the Company Factor is 100%, then the CEO automatically receives a bonus equal to at least 100% of his applicable base salary. For all of our NEOs other than our CEO, the Individual Factor is determined by the Compensation Committee taking into account recommendations from our CEO based upon his assessment of each other NEO’s performance of the job-related duties and responsibilities assigned to such NEO during the year.
(b) Multi-Year Cash Bonuses - Our Compensation Committee adopted the Amended Executive Multi-Year Plan to provide our executive officers with an increased incentive to consider a long-term focus and deliver exceptional operational and financial results in a plan period covering three consecutive calendar years. The Amended Executive Multi-Year Plan was adopted on March 13, 2014 and is effective for the plan period of January 1, 2014 to December 31, 2016 (“Plan Period”). The prior plan period covered fiscal 2008 through fiscal 2010 and no similar plan was effective for fiscal 2011 through fiscal 2013. Our executives are eligible to receive a cash bonus at the end of an applicable three-year plan period based on our achievement of certain financial targets (described below) established by our Compensation Committee for the period as long as they have been employed with us for at least the last 18 months during the plan period. Amounts payable under the Amended Executive Multi-Year Plan are prorated based on the number of full weeks during the plan period in which the participant is employed with us, subject to the 18-month employment requirement discussed above.

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Pursuant to the terms of the Amended Executive Multi-Year Plan, the bonus award for each NEO for the Plan Period will be calculated based upon the product of:
•the three-year average base salary paid to the NEO, multiplied by
•the Multi-Year Performance Bonus Percentage factor applicable to the NEO, multiplied by
•the applicable Company Factor assigned by the Compensation Committee, multiplied by
•the NEO’s Individual Factor, multiplied by
•three.
Multi-Year Performance Bonus Percentage - The Multi-Year Performance Bonus Percentage for the CEO and other NEOs are 100% and 50%, respectively. In determining the Multi-Year Performance Bonus Percentages, the Compensation Committee focused on the critical roles that the CEO and the other NEOs play in the long-term business and financial performance of the Company.
Company Factor - Under the Amended Executive Multi-Year Plan, the Compensation Committee reviews Company performance under specific objective assessment criteria. The criteria established for the Plan Period consists of two key financial targets: GAAP product revenue and GAAP diluted earnings per share. The financial targets under the Amended Executive Multi-Year Plan, which were established when the plan was adopted, were intended to be “stretch goals” that were even more aggressive than the targets established under the Executive Annual Plan. The criteria are not given any particular weighting and the specific targeted goals do not equate to any particular payout. At the end of the Plan Period, the Compensation Committee, with the input of the CEO, will evaluate performance against the criteria and, along with any other relevant financial or Company performance measures that the Compensation Committee determines to be relevant, establish a Company Factor ranging from 0% to above 100%.
Individual Factor - The Compensation Committee determines the Individual Factor for the CEO by assessing his overall job performance for the Plan Period. For all of our NEOs other than our CEO, the Individual Factor is determined by the Compensation Committee taking into account recommendations from our CEO based upon his assessment of each other NEO’s overall job performance during the Plan Period, as well as the assessment of the NEO’s supervisor, if not the CEO.
(c) Discretionary Cash Bonuses - Our Compensation Committee may, from time to time, approve discretionary cash bonuses for any NEO based on specific facts and circumstances that the Compensation Committee believes warrant special recognition. No discretionary cash bonuses were approved or paid in 2015 and only one discretionary bonus was approved during the past three fiscal years.

3.
Equity-Based Incentives - Masimo uses equity-based incentives to retain executives, reward longer-term performance and align the interests of our executive officers with those of our stockholders. Since Masimo’s initial public offering in August 2007, the exclusive form of equity incentive has been stock options, other than the RSU award granted to Mr. Kiani in connection with the amendment and restatement of his employment agreement (See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional details). We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because stock options only have value if the Company’s stock price rises above the option exercise price. Masimo believes this direct alignment, plus the fact that stock options are well understood by executives, have made them an effective motivational tool and focused executives on results that directly improve the long-term performance of the Company. The stock options granted by Masimo typically vest over a five-year period with 20% vesting on each anniversary of the grant date. Their exercise price is set as the closing price of our common stock on the grant date.

As previously noted, in connection with the November 2015 amendment and restatement of Mr. Kiani’s employment agreement, our Compensation Committee granted Mr. Kiani an RSU award with respect to 2.7 million shares of common stock. This RSU was granted to Mr. Kiani in consideration for Mr. Kiani agreeing to

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make certain amendments to his prior employment agreement, including the elimination of certain obligations of the Company under the prior employment agreement.

4.	Other Benefits - We utilize a competitive package of fringe benefits to attract and retain our employees and executives. These benefits include:

(a)
Retirement Savings Plan - We maintain a 401(k) defined contribution plan in which all of our employees age 18 and older are entitled to participate, with our NEOs participating on the same terms as all other eligible employees. Employees may contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions and we have historically provided contributions that match eligible employee contributions, which contributions are generally limited to 3% of compensation (federal tax law limits the amount of employee compensation that can be taken into account for this purpose). Matching contributions vest, starting at 50% of eligible employee contributions, when an employee has been employed for two years. The vesting percentage increases to 75% of eligible employee contributions when an employee has been employed for three years and to 100% when an employee has been employed for four years.

(b)
Health and Welfare Plans - We provide health care, dental, vision and life insurance, an employee assistance plan and both short-term and long-term disability, accidental death and dismemberment benefits to all full-time employees, with our NEOs participating on the same terms as all other eligible employees. These benefits are subject to applicable laws and at benefit levels that we believe are generally consistent with the benefits of companies with which we compete for employees.

(c)
Executive Benefits - Certain NEOs are eligible to receive an auto allowance based on their job duties. In addition, under our CEO’s employment agreement, we reimburse Mr. Kiani for all reasonable travel and lodging expenses, which include travel and hospitality expenses for first class travel and accommodations, including travel by private or chartered aircraft, for his family and household members if they accompany him during business travel. We feel that this is appropriate because of the extensive travel requirements of Mr. Kiani’s job. We also have established a security program for Mr. Kiani that provides physical and personal security services as they may, from time to time, be deemed necessary. This security program is not limited to providing security services only at business facilities or functions or during business-related travel and can include providing security services during certain non-business occasions, including at his primary residence and during personal travel. We do not consider any such security services to be personal benefits as the requirement for this occasional security is directly the result of Mr. Kiani’s role as our CEO and as our CEO, his personal safety is vital to our continued success. In addition, as part of the Compensation Committee’s request that Mr. Kiani engage in discussions to amend his prior employment agreement, Mr. Kiani’s legal costs incurred in connection with the amendment to his prior employment agreement were paid on his behalf by the Company. We have reported the actual amounts paid by the Company for Mr. Kiani’s family and household members to accompany him during his business travel, for such security arrangements for Mr. Kiani that were not security arrangements provided at the company’s business facilities, and for the legal costs related to his amended employment agreement in the “All Other Compensation” column in the Summary Compensation Table.

5.	Severance and Termination Protection - Severance and termination protection benefits are intended to attract and retain executive talent as well as facilitate management transitions, and include:

(a)
CEO Employment Agreement - Under his employment agreement with us, Mr. Kiani is entitled to certain severance and change in control benefits, the terms of which are described in detail below under “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani”. In general, under the agreement, in the event of certain terminations of Mr. Kiani’s employment, Mr. Kiani is entitled to two times salary and bonus as a severance payment, the 2.7 million RSUs granted to him in November 2015 will vest in full and he will be entitled to receive a cash payment of $35.0 million; provided that each year beginning on January 1, 2018 the number of shares to be issued to Mr. Kiani pursuant to the RSU award and the cash payment will each be reduced by 10% of the original amount.

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(b)
Severance Protection Plan - The Board adopted our 2007 Severance Protection Plan, which became effective on July 19, 2007 and was amended on December 31, 2008, the terms of which are described in detail below under “2007 Severance Protection Plan”. Under the terms of this plan, participants are entitled to a cash payment ranging from 12 months to 24 months of base salary plus bonus and other benefits upon their termination under certain circumstances. In addition, for most participants, the plan provides for equity acceleration as to 50% of their awards upon a change in control and 100% of their awards upon a covered termination in connection with a change in control. The NEOs other than Mr. Kiani all participate in our 2007 Severance Protection Plan. See “2007 Severance Protection Plan” below for additional information.

Fiscal 2015 Year NEO Compensation
NEO Base Compensation:
The Compensation Committee approved 3% base salary increases for each of our NEOs, effective July 6, 2015, in each case after taking into account market data, the particular responsibilities and accomplishments of the executive in question, considerations of horizontal equity among executives, competitive considerations and other relevant factors. Pursuant to the amendment and restatement of Mr. Kiani’s employment agreement in November 2015, the Compensation Committee approved an additional increase of Mr. Kiani’s base salary to $1,000,000 effective as of August 1, 2015 (see “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the terms of the Restated CEO Employment Agreement). In addition, the Compensation Committee approved additional base salary increases for Messrs. de Raad and Sampath, effective as of October 26, 2015, based on the recommendations of our CEO and the Compensation Committee’s review of external competitive market compensation data related to each of the NEO’s positions.

Name	Base Salary as of January 3, 2015	Base Salary as of January 2, 2016	% Change
Joe Kiani	$769,549	$1,000,000	30.0%
Mark de Raad	344,475	390,000	13.2
Anand Sampath	345,041	420,000	21.7
Rick Fishel	345,739	356,111	3.0
Jon Coleman	342,382	352,654	3.0
NEO Annual Cash Bonuses:
For 2015, as in prior years, the Compensation Committee determined that the financial targets for the Company Factor should focus on two critical financial targets that it believes drive our growth and long term stockholder value: product revenues and diluted EPS. These financial targets were (a) total GAAP product revenues of $577.0 million, and (b) GAAP diluted EPS of $1.30. For fiscal 2015, our total GAAP product revenues were $599.3 million which exceeded the target by $22.3 million, or nearly 4%. For fiscal 2015, our total GAAP diluted EPS was $1.55, up $0.25, or approximately 19% in excess of the target.
In addition to the two financial targets noted above, other operational targets used to determine the Company Factor for the NEOs other than the CEO were comprised of the following:

(i)	make our customers 100% successful and 100% advocates of us and our technologies;

(ii)	measure and improve our quality compared to our competitors;

(iii)	achieve a specified level of OEM board and Masimo monitor shipments;

(iv)	achieve a specified level of single patient adhesive and disposable sensor shipments; and

(v)	achieve a specified level of rainbow® product revenues.

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In setting the 2015 Company Factor objectives, the Compensation Committee believed that, provided that there was a maximum and sustained effort from each level of our organization, the goals were achievable but not easily attainable.
Following the end of the fiscal year, Mr. Kiani provided the Compensation Committee with his assessment of the Company’s performance against the subjective and objective operational measurement criteria. With respect to the subjective criteria, Mr. Kiani noted that the Company had, as a result of additional resources and customer focused initiatives, been able to dramatically improve the Company’s customer retention rates. Mr. Kiani also noted that the Company continued to make improvements in its key internal metrics related to improved quality, including on-time delivery, first pass yields and other manufacturing and operational metrics, as well as cost reduction initiatives. Mr. Kiani also reviewed the operational goals, noting the previously reported public data with respect to Masimo’s fiscal 2015 OEM board and monitor shipments of 182,600 units and rainbow® product revenues of $61.8 million. Mr. Kiani indicated that the Company achieved 114% of its OEM board and Masimo monitor shipment goal of 160,000 units, 103% of its single patient adhesive and disposable sensor goal and 103% of its rainbow® product revenues goal of $60.0 million. Mr. Kiani also noted other key activities occurring during fiscal 2015 that required substantial senior management time and focus, including various litigation and trial activities, successful value engineering projects and the introduction of a number of new technologies (ORI™, O3™, etc.) and products (Root® with vital signs, MightySat™, etc.). Although still subject to appeal, Mr. Kiani also noted that in May 2015, the court had upheld the Company’s patent litigation jury damages award against Philips of $466.8 million from October 2014. Mr. Kiani also noted the successful settlement of a patent infringement lawsuit with Mindray Biomedical Electronics Co., Ltd. and certain of its affiliates (collectively, “Mindray”) during the fourth quarter of fiscal 2015, pursuant to which Mindray paid Masimo $25.0 million and assigned certain of its patents to Masimo.
Based on these significant 2015 achievements, including the higher than planned product revenues (actual of $599.3 million as compared to the original $577.0 million target) and GAAP earnings per share (actual of $1.55 as compared to the $1.30 target), Mr. Kiani recommended a 105% Company Factor for 2015. After a careful review of the results of the 2015 key financial targets, the other operational targets, as well as the other achievements noted by Mr. Kiani, the Compensation Committee agreed to set the 2015 Company Factor at 105%.
Individual Factor. The Compensation Committee determined the Individual Factor for the CEO by assessing his overall performance for the year. For all of our NEOs other than our CEO, the Individual Factor was determined by the Compensation Committee taking into account the recommendations from our CEO based upon his assessment of each other NEO’s performance of the job-related duties and responsibilities assigned to such NEO during 2015. The Compensation Committee believed a 100% Individual Factor was appropriate for our CEO given the significant 2015 accomplishments and the continued outstanding leadership provided by Mr. Kiani relative to many of the other external legal and regulatory factors that continued to require a significant amount of Mr. Kiani’s time and attention. Mr. Kiani’s key notable 2015 achievements included:

•
Total GAAP product revenues grew by 7.6% to $599.3 million from $556.8 million or by 11.0%, to $618.0 million, on a constant currency basis.[4] Both these numbers dramatically exceeded the Company’s original fiscal year 2015 expectations;

•	Total GAAP earnings per share grew by 19.2% to $1.55 per diluted share from $1.30 per diluted share in the prior year;

•	Total revenues grew by 7.4% to $630.1 million from $586.6 million in the prior year period. On a constant currency basis[5], total revenues grew by 10.6% to $648.8 million from the prior year period;

•	The total product revenue and total revenue growth rates noted above are estimated to be between two to three times the overall industry growth rates;

•	Shipments of Masimo SET® and Masimo rainbow SET™ pulse co-oximetry boards and monitors rose to a record 182,600, yielding an estimated annual growth in our installed base of approximately 6.4%;
4 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.
5 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.

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•	Record volume shipments of Masimo’s pulse oximetry and rainbow® adhesive sensors;

•	Completion and implementation of numerous value engineering initiatives;

•	The introduction of new technology and products, including:

▪	MightySat™ fingertip pulse oximeter for personal use;

▪	Patient SafetyNet Series 5000™ along with Iris™ Connectivity and MyView™ through the Root® patient monitoring and connectivity platform; and

▪	Root® connectivity and patient monitoring platform with noninvasive blood pressure and temperature capabilities.

•	The repurchase of approximately 4.1 million outstanding shares, representing a return of 135.7% of fiscal 2015 cash generated from business operations; and

•	The settlement of Company litigation with Mindray pursuant to which Mindray paid $25 million to Masimo and assigned certain of its patents to Masimo.
With respect to the Individual Factors for the other NEOs, the Committee took into account the fact that fiscal 2015 included many new management challenges that required careful attention and focus by the executive management team - both as a team and as selected groups of executive management team members. These challenges were not limited to internal operations of the Company but also involved having to address a number of external issues, including multiple legal matters that required significant time and attention. Each of the Board, Compensation Committee and the CEO recognized that 2015 required extensive time and effort from the management team that significantly exceeded the already high levels of activity expected from its senior officers. Each NEO (other than the CEO) had functionally specific goals and objectives that were set by the CEO and NEOs at the beginning of the year, which were designed to contribute to the achievement of our corporate objectives. Based on the CEO’s review of the level of achievement of the individual, non-financial factors for each of the other NEOs, as well as the overall executive and management contributions, the CEO recommended specific 2015 Individual Factors for each NEO. These determinations were based in part on the following summary of the overall management contributions and each NEO’s performance during 2015.
In addition to the team related factors noted above, Mr. de Raad’s individual achievements included becoming a key leader in developing the Company’s new financial plan focused on delivering increased financial leverage. Mr. de Raad was the primary cross-functional interface in establishing a variety of operational goals designed to both improve efficiencies and lower costs. Working with our manufacturing, operations, engineering, sales, marketing and general and administrative organizations, Mr. de Raad helped to drive and ensure that the targeted goals were achieved. In addition to Mr. de Raad’s functional responsibilities, including delivering all internal and external financial reporting obligations on time, he also implemented a number of reporting improvements that allowed for quicker identification and reporting of potential risks against the Company’s business plan. Mr. de Raad was also responsible for expanding the Company’s line-of-credit from $250 million to $450 million, which will allow the Company to become more opportunistic in deploying capital over the next few years. Within Mr. de Raad’s investor relations responsibilities, he continued to attend numerous investor conferences and support various analyst related events focused on ensuring that these constituencies clearly understood the Company’s renewed focus on financial leverage and, at the same time, also had the opportunity to dialogue with management. Based on Mr. de Raad’s 2015 achievements, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. de Raad.
During fiscal 2015, Mr. Sampath led a significant number of 2015 key initiatives, including the launch and receipt of FDA clearance for our new MightySat™ fingertip pulse oximeter. Mr. Sampath was also the key management owner of one of the Company’s most strategically important product transitions to a new line of sensors and devices. This complex development was completed on time, allowing the Company to complete its migration away from older technology sensors to a redesigned line of sensors that the Company expects will be much more patient friendly and will provide important manufacturing efficiencies for the Company. Mr. Sampath also led the Company’s on-going value engineering efforts, which in fiscal 2015, exceeded the targeted annual

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manufacturing efficiencies. In Mr. Sampath’s manufacturing role, the Company was able to build and ship a record number of SpO2 and rainbow® sensors and technology boards, while concurrently working on expanding our production capabilities to support new products. In addition, Mr. Sampath worked extensively to improve the Company’s regulatory processes, requiring collaborative and cross-functional process improvements within the marketing, clinical research, regulatory and research and development organizations. Based on Mr. Sampath’s 2015 achievements, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. Sampath.
Mr. Fishel’s individual achievements in 2015 included a new Company record in annual OEM board shipments, reflecting a 5% increase over 2014 OEM board shipments. The 2015 record OEM board shipments also included a record number of OEM products shipped with our rainbow® technology, reflecting a significant 25% year-over-year increase. The increase in board shipments, combined with a 33% increase in OEM sales of rainbow® parameters and accessories, also contributed to 10% growth in annual OEM revenue. In addition, the OEM business executed a significant number of agreements involving the integration of Masimo technology in therapy devices that should lead to continued growth in Masimo OEM shipments while also helping these companies pursue enhanced therapy-delivery applications designed to improve patient safety and outcomes. Throughout 2015, Mr. Fishel also successfully managed the OEM engineering team’s efforts to support our growing number of existing OEM partners plus our many new partners integrating Masimo technologies for the first time, as well as the development of several adaptations of existing Masimo technologies to address new OEM applications or the specific needs of select OEMs. These achievements were the result of Mr. Fishel’s continued multi-year efforts to expand the volume and diversity of the Company’s OEM partners, increase shipments with existing OEM partners, and expand the breadth of Masimo’s OEM offerings, all of which serve as valuable catalysts for the Company’s direct sales business. During fiscal 2015, Mr. Fishel also led the Company’s relatively new Blood Management sales organization focused on sales and applications of the Company’s SpHb® and PVI® technologies, achieving 30% growth in annual revenues. As a result of Mr. Fishel’s multi-year focus on establishing best practices for the many clinical applications of these unique continuous and non-invasive monitoring parameters, the Company substantially refined its sales and support strategies that should lead to increasing growth from these solutions in the future. Mr. Fishel also provided valuable contributions to the Company’s long term strategic planning efforts in evaluating new business development opportunities. Based on Mr. Fishel’s 2015 achievements, Mr. Kiani recommended, and the Compensation Committee approved, a 100% individual achievement factor for Mr. Fishel.
Mr. Coleman’s individual achievements included leading the Company’s strong fiscal 2015 product revenue performance. His specific achievements included growing the U.S. acute care revenues over $300 million for the first time ever. Under Mr. Coleman’s leadership, the Company achieved the second highest amount of new contract conversions and the second highest level of contract renewals in the Company’s history. Mr. Coleman was also responsible for allowing the Company to continue to expand its Patient SafetyNet™ system and its Root® platform in the medical/surgical units at leading institutions around the U.S. He was also instrumental in strong year-over-year revenue growth in the U.S. alternate care organization where the post-acute group converted dozens of facilities to Masimo SET®, and in so doing, established a new record for new contracts from this group. This organization was also a key factor in continuing to drive usage and adoption of SpHb® in the U.S. Internationally, Mr. Coleman delivered the largest single contract in the Company’s history, a contract that also included a significant amount of rainbow® technology. Mr. Coleman also took a variety of organizational steps during the year to strengthen our business in various key countries outside the United States (“OUS”) that we believe will be critical to our long-term goal of growing our OUS product revenues as a percentage of total product revenues. In addition to these sales related efforts and accomplishments, Mr. Coleman has contributed to a variety of cost savings activities to help drive the Company’s overall focus on increased financial leverage. Based on Mr. Coleman’s 2015 accomplishments, Mr. Kiani recommended, and the Compensation Committee approved, a 105% individual achievement factor for Mr. Coleman.

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The combination of the applicable Company Factor and the applicable Individual Factor discussed above resulted in the NEOs being awarded the following bonus amounts for 2015:

Name	Bonus
Joe Kiani	$1,050,000
Mark de Raad	204,750
Anand Sampath	220,500
Rick Fishel	186,958
Jon Coleman	194,400
NEO Multi-Year Cash Bonuses:
As previously noted, the Amended Executive Multi-Year Plan is effective for the three-year period of January 1, 2014 to December 31, 2016. Our executives will be eligible to receive a cash bonus at the end of this three-year Plan Period based on the Compensation Committee’s evaluation of Company performance against two key financial targets - product revenue and diluted EPS - over the three year plan period, and such targets are intended to be more aggressive than those under the Executive Annual Plan.
Our total GAAP product revenues for fiscal 2014 of $556.8 million were adjusted by $1.7 million to reflect the impact of actual 2014 foreign exchange (“F/X”) rates versus the rates in effect when the 2014 Executive Multi-Year Plan goals were established. As a result, the F/X adjusted product revenue6 total of $558.5 million represented a 97% achievement against the adjusted fiscal 2014 product revenue goal of $574.0 million. At the same time, our $1.30 GAAP earnings per share, when adjusted for the impact of actual 2014 F/X rates versus the rates in effect when the Executive Multi-Year Plan goals were established, yielded F/X adjusted earnings per share7 of $1.31, representing a 94% achievement against the adjusted fiscal 2014 earnings per share goal8 of $1.40. By way of contrast, the 2014 targets under the Executive Annual Plan for GAAP product revenue was $570 million and GAAP EPS was $1.28.
In fiscal 2015, our GAAP 2015 total product revenues of $599.3 million were increased by $19.9 million due to the impact of actual 2015 F/X rates versus the rates in effect when the 2014 Executive Multi-Year Plan goals were established. As a result, the F/X adjusted product revenue total9 of $619.2 million represented a 98% achievement of the original 2015 Executive Multi-Year Plan goal of $630.5 million. At the same time, our fiscal 2015 $1.55 GAAP earnings per share was increased by $0.12, to $1.67, due to the same impact of actual 2015 F/X rates versus the rates in effect when the Executive Multi-Year Plan goals were established. The F/X adjusted earnings per share10 of $1.67 represents a 101% achievement as compared to the adjusted earnings per share goal11 of $1.65. By way of contrast, the 2015 targets under the Executive Annual Plan for GAAP product revenue of $577.0 million and GAAP EPS of $1.30 were significantly lower than the targets for these measurements under the Executive Multi-Year Plan.
Fiscal 2016 will be the final year of the 2014-2016 Executive Multi-Year Plan. Under the terms of the Executive Multi-Year Plan, during the first quarter of fiscal 2017, the Compensation Committee will evaluate the results of the performance delivered over the entire three year plan period and will determine the actual bonus achievement level for the current 2014-2016 Executive Multi-Year Plan.
6 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix B to this Proxy Statement.
7 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix B to this Proxy Statement.
8 The original 2014 earnings per share goal of $1.16 was adjusted upward to $1.40 due to the impact of royalty revenues, which were not part of the original 2014 Executive Multi-Year Plan earnings per share goal of $1.16.
9 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix B to this Proxy Statement.
10 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix B to this Proxy Statement.
11 The original 2015 earnings per share goal of $1.33 was adjusted upward to $1.65 due to the impact of royalty revenues, which were not part of the original 2015 Executive Multi-Year Plan earnings per share goal of $1.33.

| 2016 Proxy Statement

NEO Equity-Based Incentives:
The number of options awarded to each executive officer takes into account his sustained performance over time, ability to impact our results that drive stockholder value and level of responsibility within Masimo. In general, equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.
On March 20, 2015, each of our NEOs other than the CEO was granted 30,000 stock options. The size of the grants to our other NEOs is generally consistent with the size of the annual option grants made to our other NEOs in prior years, and was determined by the Compensation Committee in their business judgment after a recommendation from our CEO.
Pursuant to his prior employment agreement, our CEO was granted 300,000 stock options on June 15, 2015. The annual grant to the CEO of an option to purchase 300,000 shares is only required under the Restated CEO Employment Agreement until fiscal 2017. After fiscal 2017, there are no guaranteed or minimum grants of stock options or any other type of equity required under the Restated CEO Employment Agreement.
The Compensation Committee believes that the 2015 option grants continued to align the long-term incentives of our executives with our stockholders. Our equity-based incentives are also consistent with Masimo’s stock ownership policy that was adopted in January 2012, which requires the CEO to hold shares of Masimo stock with a value equal to at least six times his base salary and the other executive officers to hold shares of Masimo stock with a value equal to at least one time base salary by the dates specified in the policy.
As previously noted, our Compensation Committee granted our CEO an RSU award in connection with the amendment and restatement of Mr. Kiani’s employment agreement in November 2015. This was the first RSU award granted by the Company. As previously noted, this grant was not a standalone grant but instead, was granted in consideration for the CEO’s agreement to relinquish certain rights he had under his prior employment agreement. The Compensation Committee’s decision to grant the RSU award as part of the terms of the Restated CEO Employment Agreement reflected the unanimous decision of the Compensation Committee (comprising all of the members of the Board who were independent under the relevant SEC and NASDAQ requirements) that the benefits to the stockholders from the terms of the Restated CEO Employment Agreement exceeded the contingent cost of the RSUs issued pursuant to this agreement (the RSUs only vest in the event of a Qualifying Termination - see “—Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” at page 52 for details). The decision to grant contingent RSUs in consideration of the CEO’s agreement to amend his employment agreement reflected the Compensation Committee’s conclusion that providing contingent benefits in the form of RSUs, as opposed to a contingent cash payment, further aligns the interests of our CEO with those of our stockholders. The underlying philosophy reflected by this approach is that because a significant amount of the CEO’s contingent future compensation lies in the value of the RSU award, the CEO will be motivated to continually improve the Company’s performance, without encouraging unnecessary or excessive risk taking.
Compensation Recovery
Masimo has adopted a clawback policy that provides that in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including stock option awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement. We believe that the terms of our clawback policy comply with the statutory requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002, as amended. As of March 16, 2016, the SEC has not issued any final regulations implementing this portion of the Dodd-Frank Act. Once the SEC issues final regulations or guidance regarding the required form of a clawback policy under the Dodd-Frank Act, we will amend our clawback policy accordingly.

| 2016 Proxy Statement

Executive Officer Stock Ownership Policy
In January 2012, our Nominating, Compliance and Corporate Governance Committee adopted a stock ownership policy that is applicable to each of our executive officers. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our executive officers with the long-term interests of our stockholders.
The policy requires that our CEO hold shares of Masimo stock with a value equal to at least six times his annual base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time his annual base salary. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the executive officer or in a trust for the benefit of the executive officer or his family; (ii) shares of our common stock held by the executive officer jointly with, or separately by, the executive officer’s spouse and/or children sharing the same household as the executive officer; (iii) shares of our common stock held by the executive officer through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the executive officer. Stock options and unearned performance shares are not included in the calculation. For purposes of these requirements, an executive officer’s base salary during any calendar year is deemed to be the executive officer’s base salary as of the close of business on December 31 of the immediately preceding year.
To give our executive officers time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our executive officers have until the later of March 2017 or March 1st of the sixth calendar year following the date an individual first becomes an executive officer to comply with these guidelines. As of January 2, 2016, excluding pledged shares, unvested options and the 2.7 million RSUs, our CEO’s stock ownership greatly exceeds this guideline at more than 138 times his base salary.
Under our stock ownership policy, if an executive officer fails to meet or, in unique circumstances, fails to show sustained progress toward meeting the ownership requirements, we may reduce future long-term incentive equity grants, and/or payments of future annual and/or long-term cash incentive payouts in the form of stock and/or impose other penalties. The Compensation Committee retains the discretion not to levy penalties for non-compliance.
Non-Employee Director Stock Ownership Policy
In February 2016, our Nominating, Compliance and Corporate Governance Committee adopted a new stock ownership policy that is applicable to each of our non-employee directors. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our non-employee directors with the long-term interests of our stockholders.
The policy requires that our non-employee directors hold shares of Masimo stock with a value equal to at least $250,000. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the non-employee director or in a trust for the benefit of the non-employee director or his family; (ii) shares of our common stock held by the non-employee director jointly with, or separately by, the non-employee director’s spouse and/or children sharing the same household as the non-employee director; (iii) shares of our common stock held by the non-employee director through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the non-employee director. Stock options and unearned performance shares are not included in the calculation.
To give our non-employee directors time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our non-employee directors have until the later of March 1, 2021 or the five-year anniversary of their appointment as a director to comply with these guidelines.

| 2016 Proxy Statement

Gross-Up Policy
The Compensation Committee has adopted a policy governing gross-up provisions in agreements with our executive officers. Under this policy, the Compensation Committee will not approve any employment or other agreement or arrangement with any of our executive officers that includes a tax “gross-up” provision or a similar term that would require payments by us to an executive officer be made in the full amount, free of any deductions or withholdings, and without exercising any right of set-off, in connection with a change in control. This policy also provides that the Compensation Committee will not approve an amendment to extend the term of any current employment or other agreement or arrangement between us and any executive officer if such agreement or arrangements includes a tax “gross-up” provision or a similar term. Although Mr. Kiani’s prior employment agreement provided for a gross-up provision, the Restated CEO Employment Agreement does not include any gross-up provisions, and there are no agreements in place with any other executive officer that require a gross-up payment.
Under our Severance Plan in which our other NEOs participate, the Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code.
Accounting and Tax Considerations
We expense employee and non-employee director equity awards in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Pursuant to ASC Topic 718, employee stock options are expensed over the vesting period of the stock options based on the fair value of the award on the date of grant. To calculate the fair value of stock options, we use the Black-Scholes option pricing model which requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them, the estimated volatility of our stock price over the expected term and the number of options that will ultimately be forfeited prior to meeting their vesting requirements. RSUs are expensed based on the fair value of the award on the date of grant, which is calculated based upon the closing stock price of our common stock on the date of the grant. Time-based awards are expensed over the requisite service period of each award, which is the vesting period, using the straight-line attribution method. While the Compensation Committee considers the expense impact under ASC Topic 718 as one of the factors in granting equity awards, it also considers the importance of aligning NEO interests with stockholders, the retentive value of equity awards and other factors, and makes its decisions regarding equity awards based on a combination of these factors.
With regard to the 2.7 million RSU grant provided to our CEO as part of the terms of the Restated CEO Employment Agreement, this RSU grant vests only in the event of a Qualifying Termination (see “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” at page 52 for details). Accordingly, and in accordance with GAAP, the Company will only recognize an expense related to this contingent RSU grant at the time of a change of control or when it is determined that the occurrence of a Qualifying Termination is “probable”. Should this occur, in accordance with GAAP, the amount of expense that will be recognized will be based upon the fair market value of the RSU on the date of grant. At the current time, the Company does not believe that an occurrence of a Qualifying Termination is “probable”, and as a result, no stock-based compensation expense has been recorded related to this RSU grant.
Section 162(m) of the Code limits the amount that we may deduct in a year for compensation paid to our CEO and each of our three other most highly compensated executive officers (other than our chief financial officer) to $1 million per person. Section 162(m) provides certain exceptions to this limit for certain forms of “performance-based compensation” granted under compensation plans that meet certain technical requirements. The Compensation Committee considers the impact of Section 162(m) when making its compensation decisions, but has determined that it will approve compensation arrangements that do not qualify for tax deductions when, in its business judgment, doing so would be in the best interest of the Company and its stockholders.

| 2016 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 2, 2016.

Compensation Committee
Mr. Craig Reynolds
Mr. Sanford Fitch
Mr. Thomas Harkin
Mr. Jack Lasersohn
This foregoing compensation committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

| 2016 Proxy Statement

Compensation Committee Interlocks and Insider Participation
During fiscal 2015, our Compensation Committee consisted of Mr. Lasersohn, Mr. Reynolds, Mr. Fitch (appointed on February 26, 2015), and Mr. Harkin (appointed on December 16, 2015). In addition, Dr. Robert L. Coleman served on our Compensation Committee during fiscal 2015 until his service on our Board ceased on June 2, 2015. There are no relationships between the current members of the Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the current members of the Compensation Committee is our employee and no current member has been an officer of Masimo at any time.
Cercacor Laboratories, Inc. (Cercacor)
Cercacor is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor and a member of the board of directors of Cercacor. In addition, Mr. Lasersohn, a member of our Board, also served as a member of the board of directors of Cercacor through April 2, 2015.
We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. To date, the Company has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $6.7 million for fiscal 2015.
The Company has also entered into a Services Agreement with Cercacor effective January 1, 2007, which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2015.
In addition, to accelerate the development of the technology and product development supporting our Pronto-7® device, in February 2009, Masimo agreed to reimburse Cercacor for all third-party engineering materials and supplies expenses related to Pronto-7® development and 50% of Cercacor’s total engineering and engineering-related payroll expenses and this arrangement was discontinued by mutual agreement effective January 4, 2015. During fiscal 2015, Cercacor completed a review of its fiscal 2014 cross-charges related to Pronto-7®. Based on this review, it was determined that less than 60% of Cercacor’s total engineering and engineering-related payroll expenses were attributable to the development of Pronto-7®, resulting in an overpayment by us to Cercacor of approximately $1.6 million for fiscal 2014. In addition, in fiscal 2015, we and Cercacor agreed to equally share approximately $1.4 million of previously incurred engineering-related payroll expenses associated with research for a new LED sensor technology and, as a result, we and Cercacor mutually agreed that Cercacor would refund $0.9 million to us.
During fiscal 2015, we also agreed to compensate Cercacor for certain engineering consulting and clinical studies support services that Cercacor may provide to the Company from time-to-time. Expenses incurred by the Company for such services were $0.3 million for the fiscal year ended January 2, 2016.
We also entered into a patent transfer and licensing agreement (the “Patent Agreement”) with Cercacor during fiscal 2015, pursuant to which, among other things, we purchased certain patents from Cercacor (the “Purchased Patents”) for an aggregate purchase price of $2.4 million. Pursuant to the Patent Agreement, the Company granted Cercacor an irrevocable, non-exclusive, worldwide license with respect to the products and services covered by the Purchased Patents.

| 2016 Proxy Statement

Summary Compensation Table
The following table provides information regarding the compensation earned during the fiscal year ended January 2, 2016 by our CEO, our CFO, and our three other most highly compensated executive officers who were employed with us as of January 2, 2016, the last day of our 2015 fiscal year. We refer to these five individuals collectively as our “named executive officers” (“NEOs”). We generally pay bonuses in the year following the year in which the bonus was earned.

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total	Total, Excluding RSU Grant to Mr. Kiani in Connection with the Restated CEO Employment Agreement(3)
Joe Kiani	2015	$883,518	$—	$111,915,000	(4)	$3,822,690	$1,050,000	$1,551,406	(5)	$119,222,614	$7,307,614
Chief Executive Officer and Chairman (PEO)	2014	755,846	75,000			2,661,150	769,549	194,836		4,456,381	4,456,381
	2013	712,545	—			2,320,110	787,545	387,288		4,207,488	4,207,488

Mark de Raad	2015	363,034	—			313,623	204,750	7,950	(6)	889,357	889,357
Executive Vice President, Chief Financial Officer & Corporate Secretary (PFO)	2014	346,082	—			266,115	172,237	7,500		791,934	791,934
	2013	334,442	—			232,011	142,138	5,788		714,379	714,379

Anand Sampath	2015	369,277	—			313,623	220,500	7,950	(6)	911,350	911,350
Chief Operating Officer	2014	307,815	—			605,780	172,520	7,500		1,093,615	1,093,615
	2013	257,396	—			232,011	128,660	6,235		624,302	624,302

Rick Fishel	2015	357,574	—			313,623	186,958	16,350	(7)	874,505	874,505
President, Worldwide OEM Business & Strategic Development	2014	347,352	—			266,115	155,582	15,900		784,949	784,949
	2013	335,669	—			232,011	142,659	11,809		722,148	722,148

Jon Coleman	2015	354,103	—			313,623	194,400	7,950	(6)	870,076	870,076
President, Worldwide Sales, Professional Services & Medical Affairs	2014	343,980	—			266,115	145,512	7,500		763,107	763,107
	2013	332,410	—			232,011	141,274	5,753		711,448	711,448

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___________

(1)
Amounts set forth in the “Stock Awards” and “Option Awards” columns for 2013, 2014 and 2015 reflect the grant date fair value of stock and option awards granted in the year indicated, computed in accordance with authoritative accounting guidance. All of these amounts reflect certain assumptions with respect to the option awards and do not necessarily correspond to the actual value that will be recognized by the NEOs. The actual value, if any, that may be realized from a stock award or an option award is contingent upon the satisfaction of the conditions to vesting in that award, and, in the case of option awards, upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 14 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the SEC on February 24, 2016, for a discussion of the grant date fair value of the stock awards and the assumptions made in determining the grant date fair value of the RSUs and stock options granted in our fiscal years 2013, 2014 and 2015.

(2)	All amounts were paid pursuant to the Executive Annual Plan.

(3)
This column excludes amounts included in the “Stock Awards” column of $111,915,000 for Mr. Kiani, which represents the grant date fair value of an award of 2.7 million restricted share units (“RSUs”) with contingent vesting granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. These RSUs will only vest in connection with a termination of Mr. Kiani’s employment with us other than for death, disability or cause, or Mr. Kiani’s termination of his employment with us for Good Reason. These RSUs will not vest if Mr. Kiani voluntarily terminates his employment with us other than for Good Reason. On January 1 of each year, beginning on January 1, 2018, 270,000 shares subject to the RSUs will terminate without the payment of any consideration to Mr. Kiani, to the extent then unvested. See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the restricted share unit award.

(4)
Represents the grant date fair value of an award of 2.7 million RSUs with contingent vesting granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. These RSUs will only vest in connection with a termination of Mr. Kiani’s employment with us other than for death, disability or cause, or Mr. Kiani’s termination of his employment with us for Good Reason. These RSUs will not vest if Mr. Kiani voluntarily terminates his employment with us other than for Good Reason. On January 1 of each year, beginning on January 1, 2018, 270,000 shares subject to the RSUs will terminate without the payment of any consideration to Mr. Kiani, to the extent then unvested. See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the restricted share unit award.

(5)
Consists of $7,500 in retirement savings plan matching contributions, $107,890 for the net incremental costs of certain lodging, meals and other travel-related expenses incurred by Mr. Kiani’s family and household members accompanying him during certain business travel pursuant to Mr. Kiani’s employment agreement (see “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement), $44,213 for the net incremental costs of security personnel and security services provided to Mr. Kiani during certain personal, non-business-related occasions, which represents the actual amounts paid by the Company for such security arrangements for Mr. Kiani that were not security arrangements provided at the Company’s business facilities, and for business travel and $1,391,803 for Mr. Kiani’s legal expenses that were paid by the Company in connection with our negotiation of his Restated CEO Employment Agreement (see “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement). We have established a security program for Mr. Kiani that provides physical and personal security services as they may, from time to time, be deemed necessary. This security program is not limited to providing security services only at business facilities or functions or during business-related travel and can include providing security services during certain non-business occasions, including at his primary residence and during personal travel. We do not consider any such security services to be personal benefits as the requirement for this occasional security is directly the result of Mr. Kiani’s role as our CEO and as our CEO, his personal safety is vital to our continued success. In addition, as part of the Compensation Committee’s request that Mr. Kiani engage in discussions to amend his prior employment agreement, Mr. Kiani’s legal costs were paid on his behalf by the Company. We do not consider such legal costs to be personal benefits as these costs were incurred as a result of the Compensation Committee’s request.

(6)	Consists of $7,950 in retirement savings plan matching contributions.

(7)	Consists of $8,400 in automobile allowances and $7,950 in retirement savings plan matching contributions.

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Pension Benefits-Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our NEOs during fiscal 2015. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Grants of Plan-Based Awards During Fiscal Year 2015

	Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise Price Per Share ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Named Executive Officer	Grant Date	Threshold	Target(2)	Maximum
Joe Kiani	February 6, 2015	Note(2)	$1,000,000	Note(2)
	June 15, 2015	—	—	—	300,000(4)	$38.76	$3,822,690
	November 4, 2015	—	—	—	2,700,000(5)		111,915,000

Mark de Raad	February 6, 2015	Note(2)	195,000	Note(2)
	March 20, 2015	—	—	—	30,000(4)	$31.01	313,623

Anand Sampath	February 6, 2015	Note(2)	210,000	Note(2)
	March 20, 2015	—	—	—	30,000(4)	$31.01	313,623

Rick Fishel	February 6, 2015	Note(2)	178,056	Note(2)
	March 20, 2015	—	—	—	30,000(4)	$31.01	313,623

Jon Coleman	February 6, 2015	Note(2)	176,327	Note(2)
	March 20, 2015	—	—	—	30,000(4)	$31.01	313,623
____________

(1)
Excludes potential payments under the Amended Executive Multi-Year Plan for the three-year period from January 1, 2014 to December 31, 2016. See “— NEO Multi-Year Cash Bonuses” on page 40 of this Proxy Statement for additional details.

(2)
Represents potential payments under the Executive Annual Plan. The amounts shown as target represent the potential target payments assuming 100% achievement of the Company Factors (determined based on our performance against financial targets for our CEO and against financial targets and operational objectives for our other NEOs), and 100% achievement of the Individual Factors, as determined by our Board and Compensation Committee. There are no threshold or maximum amounts payable under the Executive Annual Plan. If the Compensation Committee determines that (i) we did not achieve 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and, with respect to the NEOs other than the CEO, the operational objectives, the Compensation Committee can set the Company Factor at or above 100%.

(3)
Amounts reflect the fair value per share as of the grant date of the award multiplied by the number of shares. Regardless of the value on the grant date, the actual value will depend on the market value of our common stock on a date in the future when an award vests or stock option is exercised.

(4)	This option vests over a five-year period, with 20% of the shares subject to the option vesting on each anniversary.

(5)
Represents a restricted share unit award with respect to 2.7 million shares of common stock granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. The RSUs will only vest in the event of a termination of Mr. Kiani’s employment with us other than for death, disability or cause, or Mr. Kiani’s termination of his employment with us for Good Reason. These RSUs will not vest if Mr. Kiani voluntarily terminates his employment with us other than for Good Reason. On January 1 of each year, beginning on January 1,

| 2016 Proxy Statement

2018, 270,000 shares subject to the RSUs will terminate without the payment of any consideration to Mr. Kiani, to the extent then unvested. See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the restricted share unit award.
Outstanding Equity Awards at January 2, 2016
The following table presents the outstanding option awards held by each of our NEOs as of January 2, 2016.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joe Kiani	5/24/2007	180,000	—	$15.40	5/24/2017	—		—
	2/7/2008	300,000	—	30.79	2/7/2018	—		—
	1/11/2009	300,000	—	23.98	1/11/2019	—		—
	2/11/2010	300,000	—	27.25	2/11/2020	—		—
	2/22/2011	240,000	60,000	30.06	2/22/2021	—		—
	10/27/2011	240,000	60,000	20.19	10/27/2021	—		—
	5/28/2013	120,000	180,000	21.97	5/28/2023	—		—
	2/18/2014	60,000	240,000	28.03	2/18/2024	—		—
	6/15/2015	—	300,000	38.76	6/15/2025	—		—
	11/4/2015	—	—	—	—	2,700,000	(2)	—
Mark de Raad	7/17/2006	120,000	—	10.67	7/17/2016	—		—
	1/11/2009	30,000	—	23.98	1/11/2019	—		—
	2/11/2010	30,000	—	27.25	2/11/2020	—		—
	2/22/2011	24,000	6,000	30.06	2/22/2021	—		—
	10/27/2011	24,000	6,000	20.19	10/27/2021	—		—
	5/28/2013	12,000	18,000	21.97	5/28/2023	—		—
	2/18/2014	6,000	24,000	28.03	2/18/2024	—		—
	3/20/2015	—	30,000	31.01	3/20/2025	—		—
Anand Sampath	4/13/2007	75,000	—	14.22	4/13/2017	—		—
	8/17/2009	10,000	—	24.68	8/17/2019	—		—
	2/22/2011	24,000	6,000	30.06	2/22/2021	—		—
	10/27/2011	24,000	6,000	20.19	10/27/2021	—		—
	5/28/2013	12,000	18,000	21.97	5/28/2023	—		—
	2/18/2014	6,000	24,000	28.03	2/18/2024	—		—
	8/12/2014	10,000	40,000	21.77	8/12/2024	—		—
	3/20/2015	—	30,000	31.01	3/20/2025	—		—

| 2016 Proxy Statement

Rick Fishel	2/11/2010	30,000	—	27.25	2/11/2020	—	—
	2/22/2011	24,000	6,000	30.06	2/22/2021	—	—
	10/27/2011	24,000	6,000	20.19	10/27/2021	—	—
	5/28/2013	12,000	18,000	21.97	5/28/2023	—	—
	2/18/2014	6,000	24,000	28.03	2/18/2024	—	—
	3/20/2015	—	30,000	31.01	3/20/2025	—	—
Jon Coleman	8/11/2008	100,000	—	40.20	8/11/2018	—	—
	8/17/2009	50,000	—	24.68	8/17/2019	—	—
	2/22/2011	20,000	5,000	30.06	2/22/2021	—	—
	10/27/2011	4,000	6,000	20.19	10/27/2021	—	—
	5/28/2013	12,000	18,000	21.97	5/28/2023	—	—
	2/18/2014	6,000	24,000	28.03	2/18/2024	—	—
	3/20/2015	—	30,000	31.01	3/20/2025	—	—
___________

(1)
For each NEO, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The shares subject to each stock option vest over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the NEO’s employment agreement or severance plan agreement, if applicable. The option awards remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment.

(2)
Represents a restricted share unit award with respect to 2.7 million shares of common stock granted to Mr. Kiani in November 2015 in connection with the amendment and restatement of his employment agreement. The RSUs will only vest in the event of a termination of Mr. Kiani’s employment with us other than for death, disability or cause, or Mr. Kiani’s termination of his employment with us for Good Reason. These RSUs will not vest if Mr. Kiani voluntarily terminates his employment with us other than for Good Reason. On January 1 of each year, beginning on January 1, 2018, 270,000 shares subject to the RSUs will terminate without the payment of any consideration to Mr. Kiani, to the extent then unvested. See “— Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani” on page 52 of this Proxy Statement for additional information regarding the restricted share unit award.

Option Exercises and Stock Vested During Fiscal Year 2015
The following table provides details regarding stock options exercised by our NEOs during the fiscal year ended January 2, 2016.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joe Kiani	—	$—
Mark de Raad	90,000	2,886,768
Anand Sampath	45,000	1,389,999
Rick Fishel	102,362	2,434,898
Jon Coleman	20,000	439,950
___________

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

| 2016 Proxy Statement

Employment Contracts and Severance Arrangements
Employment Agreement with Joe Kiani
In April 2007, we entered into an employment agreement with Mr. Kiani, our Chief Executive Officer, which was most recently replaced by the Restated CEO Employment Agreement in November 2015. The Restated CEO Employment Agreement is intended to retain Mr. Kiani as our CEO who, based on his proven ability to start and build successful companies and his knowledge and visibility within the medical device industry, could attract other very lucrative job opportunities. The Restated CEO Employment Agreement allows Mr. Kiani to continue to focus his attention on our strategic objectives and business operations without undue concern over his own financial security during periods when substantial disruptions and distractions might otherwise prevail. The initial employment period under the Restated CEO Employment Agreement extends until December 31, 2017, subject thereafter to automatic one year extensions unless either party provides a notice of non-renewal (a “Notice of Non-Renewal”) to the other at least one year prior to the scheduled expiration.
The Restated CEO Employment Agreement provides that Mr. Kiani shall be the CEO and Chairman of the Board of Masimo, and provides the following material terms, as adjusted from time to time by the Board or the Compensation Committee:

•	Eligibility to receive a base salary of $1,000,000 per year, which is subject to adjustment by our Board or the Compensation Committee.

•
Eligibility to receive an annual bonus in accordance with the Executive Annual Plan, equal to 100% of his base salary in the event we attain certain financial goals set by our Board or the Compensation Committee; provided that, in the event our Board or Compensation Committee determines that we achieved each of the financial measures included in the criteria for the Company Factor for a plan year under our Executive Annual Plan, Mr. Kiani shall automatically be entitled to receive a bonus equal to 100% of his base salary (or such higher percentage approved by our Board or Compensation Committee for such year). In addition, Mr. Kiani may be entitled to receive such additional bonus amounts as the Board or the Compensation Committee shall determine in its discretion.

•
As guaranteed under the prior employment agreement, during each of fiscal years 2016 and 2017, an annual grant of a non-qualified stock option to purchase an aggregate of at least 300,000 shares of common stock that vests at a rate of 20% per year, with an exercise price per share equal to 100% of the fair market value of one share of common stock on the date of grant. After fiscal year 2017, there are no guaranteed or minimum grants of stock options or any other type of equity required under the Restated CEO Employment Agreement, but Mr. Kiani will be entitled to receive equity grants with a value at least consistent with equity grants made to comparable chief executive officers of comparable companies (taking into account revenues, market capitalization and industry).

•
Right to participate in or receive benefits under all of our employee benefits plans and to be eligible to participate in any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, health-and-accident plan or similar arrangements made available to members of our management.

•
Reimbursement for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the Restated CEO Employment Agreement and reimbursement for all reasonable travel and lodging expenses for his family and household members in the event they accompany him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations, including travel by private or chartered aircraft. To the extent inconsistent with the Restated CEO Employment Agreement, Mr. Kiani is exempt from our travel and expense policy and our expense reimbursement policy.

Under the Restated CEO Employment Agreement, we may terminate Mr. Kiani’s employment for “cause” (as defined below), as a result of his disability under certain circumstances or for any other reason. Similarly, Mr. Kiani may terminate his employment for “Good Reason” (as defined below), for health reasons or for any other reason upon six months written notice to us. If Mr. Kiani is terminated for cause, he is entitled to receive his full base salary through the date of termination. If Mr. Kiani’s employment is terminated as a result of his death, his designee or estate is entitled to receive his full base salary through the date of termination and an additional

| 2016 Proxy Statement

amount equal to 50% of his base salary in effect as of the date of his death for each of three consecutive years following his death, which shall be paid in substantially equal monthly installments over the three-year period. If Mr. Kiani’s employment is terminated as a result of his disability, he is entitled to receive his full base salary through the date of termination and an additional amount equal to 75% of his base salary then in effect for each of two consecutive years following the date of termination, which shall be paid in substantially equal monthly installments over the two-year period.
In the event (i) we terminate Mr. Kiani’s employment other than for cause, death or disability, or (ii) Mr. Kiani terminates his employment with us for Good Reason (each, a “Qualifying Termination”), Mr. Kiani will receive the following payments and benefits:

•
payment of an amount equal to his full base salary through the date of termination, if applicable, and an additional amount equal to two times the sum of his base salary then in effect and the average annual bonus paid to Mr. Kiani over the prior three years, which shall be paid in installments over two years pursuant to our normal payroll practices; and

•	all of Mr. Kiani’s outstanding options and other equity awards will immediately vest.
In addition, upon a Qualifying Termination prior to 2018, we will issue Mr. Kiani 2.7 million shares of our common stock pursuant to the terms of a restricted share unit award agreement between us and Mr. Kiani and pay him $35.0 million in cash (the total of shares and cash, the “Special Payment”). Each year beginning on January 1, 2018, the number of shares to be issued to Mr. Kiani pursuant to the restricted share unit award and the cash payment will each be reduced by 10% of the original amount so that after December 31, 2026, no Special Payment will be due. A portion of the Special Payment not to exceed $35.0 million will be paid to Mr. Kiani as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a restrictive covenant agreement by and between Masimo and Mr. Kiani, and will be subject to repayment to us if Mr. Kiani materially breaches any of such obligations.
Under the Restated CEO Employment Agreement, if any payment or benefit received or to be received by Mr. Kiani would be subject to any excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to Mr. Kiani will be reduced so that no portion of the payments or benefits payable to Mr. Kiani is subject to the excise tax, but only if the after-tax amount of such payments and benefits, as so reduced, is equal to or greater than the after-tax amount of such payments and benefits without such reduction.
The Restated CEO Employment Agreement also provides that in the event of a change in control, we must fund a grantor trust with an amount equal to the aggregate of the cash severance payment to which he would be entitled and the Special Payment, payable to Mr. Kiani in the event of a Qualifying Termination. In the event Mr. Kiani’s employment is not terminated on or prior to the second anniversary of the change in control in a manner entitling him to such payments, the amounts held in the trust will revert to Masimo.
In addition, if Mr. Kiani’s employment under the Restated CEO Employment Agreement is terminated for any reason other than cause, Mr. Kiani will be entitled to participate in all of our employee benefit plans and programs that he participated in as of the date of his termination for the full term of the Restated CEO Employment Agreement as long as his participation is possible under the general terms and provisions of the plans. If for any reason Mr. Kiani is not permitted to participate in any of our employee benefit plans or programs after the date of his termination, he will be entitled to reimbursement of the amount paid by Mr. Kiani to obtain similar coverage to that offered by our benefit plans and programs but only up to the amount we would otherwise have paid on behalf of Mr. Kiani as an employee of ours under the Restated CEO Employment Agreement as of the date of his termination.
For purposes of the Restated CEO Employment Agreement, termination for “cause” generally means his termination as a result of his willful and continued failure to substantially perform his duties under the Restated CEO Employment Agreement, his willful engaging in gross misconduct materially injurious to us or his willful violation of the confidentiality and trade secret protection provisions contained in a restrictive covenant agreement with us if the violation results in demonstrably material injury to us. Any termination for cause must be approved by at least 75% of the entire membership of our Board. Termination for “Good Reason” under the Restated CEO

| 2016 Proxy Statement

Employment Agreement generally means a termination of Mr. Kiani’s employment by Mr. Kiani subsequent to (A) a diminution in Mr. Kiani’s responsibilities, duties and authority, including Mr. Kiani ceasing to serve as a chief executive officer of a publicly-traded company or Mr. Kiani ceasing to serve as Chairman of the Board or the designation of any director other than Mr. Kiani as the lead director of the Board, (B) any reduction in Mr. Kiani’s rate of compensation or fringe benefits, (C) Masimo’s failure to comply with certain obligations relating to Mr. Kiani’s compensation or place of work, (D) the provision of a notice not to renew the Restated CEO Employment Agreement by Masimo, or (E) a “change in control” (as defined below); provided that, in the case of clauses (A), (B) and (C) above, “Good Reason” will not be deemed to exist unless certain notice and cure period conditions are met and Mr. Kiani’s resignation for Good Reason is effective within thirty days after the expiration of the cure period.
A “change in control” under the Restated CEO Employment Agreement generally means (i) the acquisition by any person or group of more than 35% of our outstanding voting stock, (ii) the acquisition of our assets that have a total fair market value of 40% or more of the total fair market value of all of our assets immediately before the acquisition by any person or group, or (iii) a change in more than one third of the directors on our Board during a rolling twelve month period. For purposes of determining whether a change in control has occurred, a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to, a consent solicitation, relating to the election of directors of the Company) whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved will be treated as a member of the Board at the beginning of the twelve month period.
A comparison of the amounts that would have been payable to Mr. Kiani if a Qualifying Termination or change in control had occurred as of December 31, 2015, the last business day of Masimo’s fiscal year that ended January 2, 2016, under both his previous employment agreement and the Restated CEO Employment Agreement is included below:

Executive Benefits, Payments and Acceleration of Vesting of Options	Prior Employment Agreement (Dated 2012)(1)		Restated CEO Employment Agreement (Dated 2015)
Value of Acceleration and Stock Issuance	$78,624,600	(2)	$9,543,600	(7)
Special Payment - Value of Restricted Share Unit Award Vesting	—		112,077,000	(8)
Special Payment - Cash Payment	—		35,000,000	(9)
Other Cash Payments	2,892,384	(3)	3,353,285	(3)
Continuation of Benefits	27,968	(4)	27,968	(4)
Tax Payments:
Reimbursement of Tax Withholding on Option Exercise	49,478,260	(5)	—
Excise Tax Gross-Up	80,998,804	(6)	—
Total Cash Benefits and Payments	$212,022,016		$160,001,853
_____________

(1)
These numbers differ from those included in the Current Report on Form 8-K filed by the Company with the SEC on November 5, 2015 at 4:45 p.m. Eastern Time because the numbers therein were based on a change of control occurring on December 31, 2017, at which point an additional 600,000 options would have been issued in 2016 and 2017. Under the prior employment agreement, such options would have been subject to replacement by full value shares, payment of tax withholding by the Company and tax gross-up protection. All of these features have been eliminated under the Restated CEO Employment Agreement.

(2)
Upon the qualifying event, all unvested options would have become vested and the Company would have been required to issue shares for all outstanding options then held by Mr. Kiani without receipt of the exercise price. Accordingly, this represents the value of shares of common stock underlying all vested and unvested stock options

| 2016 Proxy Statement

held by Mr. Kiani as of December 31, 2015, based on (a) the option exercise price for the 1,740,000 vested options with an exercise price less than $41.51 per share, the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2015 and (b) the closing stock price of $41.51 per share, for the 840,000 unvested options with an exercise price less than $41.51 per share.

(3)
Presumes a remaining term of the employment agreement of two years. Comprised of two times the sum of his base salary then in effect and the average annual bonus paid to Mr. Kiani over the prior three years.

(4)
Presumes a remaining term of the employment agreement of two years. Comprised of the cash equivalent of standard employee benefits, including health, dental and vision insurance, for 24 months for Mr. Kiani and his dependents.

(5)
Represents the payment on behalf of Mr. Kiani to federal and state tax authorities to cover the withholding tax due on the issuance by the Company of shares of common stock underlying all vested and unvested equity awards held by Mr. Kiani as of December 31, 2015, based on the supplemental tax rate for applicable federal and state taxing authorities.

(6)
Represents a “gross-up” for purposes of Code Sections 280G and 4999 in the event of a change in control, which would have obligated the Company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment”, resulting from a change in control. The excise tax amount and payment determinations are based on the Company’s best estimate of the executive’s liabilities under Code Sections 280G and 4999, assuming the change in control occurred on December 31, 2015.

(7)	Includes only the value of the accelerated in-the-money stock options held by Mr. Kiani as of December 31, 2015. Mr. Kiani did not hold any out-of-the-money stock options as of December 31, 2015.

(8)
Upon the qualifying event, all of the 2.7 million shares of common stock subject to the restricted share unit award granted to Mr. Kiani under the Restated CEO Employment Agreement will become vested. Represents the value of the shares of common stock subject to the restricted share unit award based on the closing stock price of $41.51 per share.

(9)
Upon the qualifying event, the Company shall pay Mr. Kiani a single lump payment of $35.0 million as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a non-competition and confidentiality agreement between Masimo and Mr. Kiani, and will be subject to repayment to Masimo if Mr. Kiani materially breaches any of such obligations.

Offer Letters with Other Executive Officers
Messrs. de Raad, Sampath, Fishel and Coleman each signed an offer letter before commencing their employment with us. The offer letters set forth each officer’s position and title, starting salary, health benefits, number of options initially received and the vesting schedule of such options. Additionally, each offer letter states that the officer’s employment is “at-will” and may be terminated at any time by either the officer or us for any reason. See “Potential Payments upon Termination or Change in Control” below.
Employee Proprietary Agreements
Each of our NEOs, other than our CEO, has also entered into a standard form agreement with respect to proprietary information and inventions. Our CEO has also entered into an agreement with respect to proprietary information and inventions. Among other things, these agreements obligate each NEO to refrain from disclosing any of our proprietary information received during the course of his employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of his employment.
Executive Officer Equity Award Compensation Policy
Under our Equity Award Compensation Policy, which applies to our executive officers other than our CEO, our executive officers designated by the Compensation Committee (other than our CEO) are eligible to receive an annual non-qualified stock option grant. The policy provides that the executive officers (other than our CEO) may receive an annual option grant to purchase such number of shares of common stock as the Compensation Committee may approve in its discretion. All options granted under the Equity Award Compensation Policy will have an exercise price equal to the fair market value of our common stock on the date of grant and vest at a rate of 20% per year over five years.

| 2016 Proxy Statement

The Equity Award Compensation Policy does not represent a contractual commitment enforceable by the executives and may be modified by the Board in its discretion at any time.
2007 Severance Protection Plan
The 2007 Severance Protection Plan (the “Severance Plan”) provides the benefits set forth below to the executives who are eligible to participate in the Severance Plan and who have signed severance agreements with us (the “Severance Agreements”). The Board has the discretion to amend or terminate the Severance Plan prospectively, subject to the limitation that, in the event of a change in control, no amendments may be made during the 36 months following the change in control without a participant’s consent if it would adversely affect the participant’s benefit. The Compensation Committee is the Severance Plan Administrator.
All of the NEOs other than the CEO are participants in the Severance Plan on the terms set forth below. The following general description of the Severance Plan is qualified by the actual terms of the Severance Plan document and the individual Severance Agreements signed by the participants.
Conditions to Severance Benefits. To the extent set forth below, a participant can receive either basic severance benefits or change in control severance benefits, but not both. Generally, in order to receive a basic or change in control severance benefit, the following conditions must be met:

•
the participant must execute, within 60 days of termination, a general release of claims (which becomes irrevocable within such 60-day period), a non-disparagement agreement, an intellectual property nondisclosure agreement, and a non-competition agreement that covers the period during which the participant is receiving severance benefits;

•
a participant entitled to the basic benefit must not have received any change in control severance benefits under the Severance Plan or any severance benefits equal to, or better than, the basic severance benefits pursuant to another arrangement between the participant and us;

•
a participant entitled to the change in control benefit must not have received any basic severance benefits under the Severance Plan or any severance benefits equal to, or better than, the change in control severance benefits pursuant to another arrangement between the participant and us; and

•
the participant must waive any and all rights, benefits and privileges to severance benefits that he might otherwise be entitled to receive under any other oral or written plan, employment agreement, or arrangement with us.

Basic Severance Benefits. All of the NEOs other than the CEO are eligible for these benefits. Basic severance benefits are payable if a participant is terminated without “cause” (as defined below) and are the following:

•
an amount equal to annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of termination, paid in monthly installments according to normal payroll practices over 12 months commencing within 60 days following the participant’s termination;

•	COBRA continuation coverage at Company expense during the 12 months following termination; and

•	the right to purchase life insurance through the Company during the 12 month period following his termination.
However, if a participant commences new employment during the one-year period following termination, any income or benefits received from new employment will reduce (on a dollar-for-dollar basis) these basic severance benefits.

| 2016 Proxy Statement

Change in Control Severance Benefits. All of the NEOs other than the CEO are eligible for the change in control severance benefits described in this paragraph. The change in control severance benefits are payable upon a covered termination (which generally consists of termination by the Company without cause or a termination by the executive for Good Reason upon or within a certain period after a change in control) and consist of the following:

•
if the participant has a covered termination because his current job is not offered to him on the date of the change in control, the participant will receive (i) an amount equal to his annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of the covered termination, plus the average annual bonus paid to him over the three-year period prior to the change in control, and (ii) life insurance for the 12-month period following his termination;

•	if the participant has a covered termination for a reason not described in the preceding clause, instead of one times base salary, he will receive two times base salary;

•	the participant will receive COBRA continuation coverage at Company expense during the 12-month period following his termination; and

•
upon the change in control, 50% of the participant’s unvested stock options and other equity-based awards shall be fully accelerated as of the change in control and 100% of the unvested stock options and other equity-based awards shall be fully accelerated upon the participant’s termination under circumstances that entitle him to change in control severance benefits noted above.

Change in control severance amounts will be made in a lump sum cash payment within 60 days following the participant’s termination, provided that the participant has met all of the conditions for his change in control severance payment.
The Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code. In addition, the Plan Administrator may delay the payment or issuance of any severance or change in control severance benefits for up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.
Under the Severance Plan:

•
“cause” generally means the participant’s: (i) refusal or failure to perform his duties with us or to comply in all respects with our policies or the policies of any affiliate of ours after notice of a deficiency and failure to cure the deficiency within three business days following notice from us, unless he has delivered a bona fide notice of termination for Good Reason to us, and the reason for the termination has not been cured by us within 30 days of receipt of notice; (ii) engagement in illegal or unethical conduct that could be injurious to us or our affiliates; (iii) commitment of one or more acts of dishonesty; (iv) failure to follow a lawful directive from our chief executive officer; or (v) indictment for any felony, or any misdemeanor involving dishonesty or moral turpitude.

•
“change in control” generally means: (i) a merger or consolidation or a sale of all or substantially all of our assets unless more than 50% of the voting securities of the surviving or acquiring entity are held by our stockholders as of immediately prior to the transaction; (ii) the approval by our stockholders of the sale of all or substantially all of our assets; or (iii) without the prior approval of our Board, the acquisition by any person or group of securities representing beneficial ownership of 50% or more of our outstanding voting securities.

•
“Good Reason” generally means, provided that the executive has provided us with notice of one of the following events within 15 days after it occurs, and we fail to cure the event within 30 days after receiving notice from the executive: (i) any material reduction by us in the participant’s annual salary; (ii) any requirement that the participant change his principal location of work to any location that is more than 40 miles from the address of our current principal executive offices; or (iii) any material change in the participant’s responsibilities.

| 2016 Proxy Statement

Voluntary Resignation. Excluding a resignation for Good Reason during the period commencing upon a change in control and ending on the 36-month anniversary of the change in control, in the event a participant wishes to voluntarily resign from his employment at any time during which the Severance Plan and his Severance Agreement are effective, he has agreed to provide us with six months advance notice of his resignation.
Potential Payments upon Termination or Change In Control
The tables below estimate current value of amounts payable to our NEOs in the event that a change in control, termination of employment or both occurred on December 31, 2015, the last business day of Masimo’s fiscal year that ended January 2, 2016. The closing price of our common stock, as reported on the NASDAQ Global Select Market, was $41.51 on December 31, 2015. The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s qualifying separation from Masimo.
Joe Kiani

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	Upon Death	Upon Disability	By Masimo Without Cause or by Mr. Kiani for Good Reason	Change In Control Without Termination
Number of Option Shares Accelerated	—	—	840,000	—

Value of Option Shares Accelerated	$—	$—	$9,543,600	$—
Special Payment - Value of Restricted Share Unit Award Vesting(2)	—	—	112,077,000	—
Special Payment - Cash Payment(3)	—	—	35,000,000	—
Other Cash Payments	1,500,000	1,500,000	3,353,285	—
Continuation of Benefits(4)	27,968	27,968	27,968	—
Total Cash Benefits and Payments	$1,527,968	$1,527,968	$160,001,853	$—
___________

(1)	Consists of the value of in-the-money stock options held by Mr. Kiani as of December 31, 2015, the vesting of which would be accelerated.

(2)
Upon the qualifying event, all of the 2.7 million shares of common stock subject to the restricted share unit award granted to Mr. Kiani under his amended and restated employment agreement will become vested. Represents the value of the shares of common stock subject to the restricted share unit award based on the closing stock price of $41.51 per share.

(3)
Upon the qualifying event, the Company shall pay to Mr. Kiani a single lump payment of $35.0 million as consideration for his agreement to comply with certain non-competition and non-solicitation obligations under a non-competition and confidentiality agreement between Masimo and Mr. Kiani, and will be subject to repayment to Masimo if Mr. Kiani materially breaches any of such obligations.

(4)
Presumes a remaining term of the employment agreement of two years. Comprised of the cash equivalent of standard employee benefits, including health, dental and vision insurance, for 24 months for Mr. Kiani and his dependents.

| 2016 Proxy Statement

Mark de Raad

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. de Raad for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Option Shares Accelerated	—		84,000		42,000

Value of Option Shares Accelerated	$—		$1,186,860	(1)	$593,430	(2)
Cash Payments	390,000		939,759		—
Continuation of Benefits(3)	20,339	(4)	22,661	(5)	—
Total Cash Benefits and Payments	$410,339		$2,149,280		$593,430
___________

(1)	Consists of the value of 100% of the in-the-money stock options held by Mr. de Raad as of December 31, 2015, the vesting of which would be accelerated.

(2)	Consists of the value of 50% of the in-the-money stock options held by Mr. de Raad as of December 31, 2015, the vesting of which would be accelerated.

(3)	Assumes that Mr. de Raad does not commence employment with another employer during the period from January 1, 2016 through December 31, 2016.

(4)	Comprised of health, dental and vision insurance benefits for Mr. de Raad and his dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. de Raad and his dependents for 12 months and life insurance for Mr. de Raad for 12 months.
Anand Sampath

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Sampath for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Option Shares Accelerated			124,000		62,000

Value of Option Shares Accelerated	$—		$1,976,460	(1)	$988,230	(2)
Cash Payments	420,000		995,773		—
Continuation of Benefits(3)	22,018	(4)	22,828	(5)	—
Total Cash Benefits and Payments	$442,018		$2,995,061		$988,230
___________

(1)	Consists of the value of 100% of the in-the-money stock options held by Mr. Sampath as of December 31, 2015, the vesting of which would be accelerated.

(2)	Consists of the value of 50% of the in-the-money stock options held by Mr. Sampath as of December 31, 2015, the vesting of which would be accelerated.

(3)	Assumes that Mr. Sampath does not commence employment with another employer during the period from January 1, 2016 through December 31, 2016.

(4)	Comprised of health, dental and vision insurance benefits for Mr. Sampath and his dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. Sampath and his dependents for 12 months and life insurance for Mr. Sampath for 12 months.

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Rick Fishel

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Fishel for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Option Shares Accelerated	—		84,000		42,000

Value of Option Shares Accelerated	$—		$1,186,860	(1)	$593,430	(2)
Cash Payments	356,111		870,013		—
Continuation of Benefits(3)	14,304	(4)	16,626	(5)	—
Total Cash Benefits and Payments	$370,415		$2,073,499		$593,430
___________

(1)	Consists of the value of 100% of the in-the-money stock options held by Mr. Fishel as of December 31, 2015, the vesting of which would be accelerated.

(2)	Consists of the value of 50% of the in-the-money stock options held by Mr. Fishel as of December 31, 2015, the vesting of which would be accelerated.

(3)	Assumes that Mr. Fishel does not commence employment with another employer during the period from January 1, 2016 through December 31, 2016.

(4)	Comprised of health, dental and vision insurance benefits for Mr. Fishel and his dependent for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. Fishel and his dependent for 12 months and life insurance for Mr. Fishel for 12 months.
Jon Coleman

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change In Control		By Masimo Without Cause or by Mr. Coleman for Good Reason in Connection with a Change In Control		Change In Control Without Termination
Number of Option Shares Accelerated	—		83,000		41,500

Value of Option Shares Accelerated	$—		$1,175,410	(1)	$589,705	(2)
Cash Payments	352,654		859,679		—
Continuation of Benefits(3)	17,925	(4)	19,168	(5)	—
Total Cash Benefits and Payments	$370,579		$2,054,257		$589,705
___________

(1)	Consists of the value of 100% of the in-the-money stock options held by Mr. Coleman as of December 31, 2015, the vesting of which would be accelerated.

(2)	Consists of the value of 50% of the in-the-money stock options held by Mr. Coleman as of December 31, 2015, the vesting of which would be accelerated.

(3)	Assumes that Mr. Coleman does not commence employment with another employer during the period from January 1, 2016 through December 31, 2016.

(4)	Comprised of health, dental and vision insurance benefits for Mr. Coleman and his dependents for 12 months.

(5)	Comprised of health, dental and vision insurance benefits for Mr. Coleman and his dependents for 12 months and life insurance for Mr. Coleman for 12 months.

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AUDIT RELATED MATTERS
Audit Committee Report
Our Audit Committee is composed of “independent directors”, as determined in accordance with NASDAQ Listing Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our internet website at http://ir.masimo.com under “Corporate Governance”.
As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally-accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for fiscal year 2015.
The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Grant Thornton LLP as part of the committee’s quarterly meetings.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 2, 2016 for filing with the SEC. The Audit Committee also has selected and engaged Grant Thornton LLP as Masimo’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and is seeking ratification of the selection by Masimo’s stockholders.

Audit Committee
Mr. Sanford Fitch
Mr. Craig Reynolds
Mr. Thomas Harkin
This foregoing audit committee report is not “soliciting material”, is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

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Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.
The Audit Committee has determined that the rendering of the services other than audit services by Grant Thornton LLP is compatible with maintaining the independent registered public accounting firm’s independence.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to Masimo for the fiscal years ended January 2, 2016 and January 3, 2015 by Grant Thornton LLP, our independent registered public accounting firm for such periods. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	January 2, 2016	January 3, 2015
Audit Fees(1)	$1,616,996	$1,431,357
Audit-Related Fees(2)	120,167	85,524
Tax Fees(3)	64,332	129,236
All Other Fees	—	—
Total Fees	$1,801,495	$1,646,117
___________

(1)
Audit fees consist of fees billed for services rendered for the audit of our consolidated annual financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consist of fees for assurance and related services that are traditionally performed by our independent registered public accounting firm and include fees reasonably related to the performance of the audit or review of our interim consolidated financial statements and not reported under the caption “Audit Fees”. For the fiscal year ended January 2, 2016, these services included fees primarily for the audit of our retirement savings plan. For the fiscal year ended January 3, 2015, these services included fees primarily for the audit of our retirement savings plan and consultation services on various accounting issues related to our acquisitions.

(3)	Tax fees consist of fees for preparation of our federal and state income tax returns, general consultation and international tax research.

| 2016 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTOR
Overview
The term of office for Class III directors expires in 2016. Based on the recommendation of our Nominating, Compliance and Corporate Governance Committee, the Board has nominated Mr. Reynolds for election to the Board as a Class III director. If elected at the Annual Meeting, Mr. Reynolds would serve until the 2019 Annual Meeting of Stockholders and until his successor is elected and qualified or, if sooner, until his death, resignation or removal. The Board did not nominate Mr. Lasersohn for re-election to the Board based on his February 19, 2016 notification to us of his decision not to seek re-election to the Board.
Our Bylaws provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “For” the nominee exceeds the number of votes cast “Against” the nominee. Under our Bylaws, in the event an incumbent nominee does not receive a majority of the votes cast for the incumbent director’s re-election, the incumbent director is required to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.
Nominee
The Nominating, Compliance and Corporate Governance Committee recommends, and the Board nominated, the following individual for election for a three-year (Class III) term expiring at the 2019 Annual Meeting of Stockholders:

Nominee	Term in Office
Craig Reynolds	Continuing in Office Until the 2016 Annual Meeting of the Stockholders
The nominee has agreed to serve as a director if elected. We have no reason to believe that the nominee will be unable to serve. The section titled “Board of Directors” beginning on page 10 of this Proxy Statement contains the nominee’s biography.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEE NAMED ABOVE.
The following directors will remain in office until the date specified below:

Current Directors	Class and Remaining Term in Office
Steven J. Barker, M.D, Ph.D.	Class I - Continuing in Office Until the 2017 Annual Meeting of the Stockholders
Sanford Fitch	Class I - Continuing in Office Until the 2017 Annual Meeting of the Stockholders
Joe Kiani	Class II - Continuing in Office Until the 2018 Annual Meeting of the Stockholders
Thomas Harkin	Class II - Continuing in Office Until the 2018 Annual Meeting of the Stockholders

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PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
Grant Thornton was appointed as our independent registered public accounting firm in July 2006 and has reported on our consolidated financial statements for years 2005-2016. The decision to select Grant Thornton as our independent registered public accounting firm for fiscal year 2016 (ending December 31, 2016) was recommended by our Audit Committee and approved by our Board.
Representatives of Grant Thornton are expected to be present at the Annual Meeting. The representatives of Grant Thornton will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require that our stockholders ratify the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Masimo and our stockholders.
Although our stockholders are not required to ratify the selection of Grant Thornton as our independent registered public accounting firm, because we have submitted the ratification of our registered public accounting firm for approval by stockholders, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
OUR FISCAL YEAR ENDING DECEMBER 31, 2016.

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PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in this Proxy Statement in the section titled “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, and the compensation tables beginning on page 46 of this Proxy Statement, and any related narrative discussion contained in this Proxy Statement.
Masimo demonstrated many important financial achievements during fiscal 2015 including an increase of 7.6% in product revenues, or 11.0% growth on a constant currency basis12, while GAAP earnings per share rose from $1.30 to $1.55, an increase of 19.2%. On a constant currency basis, Masimo’s 2015 adjusted earnings per share13 were $1.69, resulting in a 30% increase over the prior year period. In addition to these key top and bottom line financial metrics, Masimo exceeded its operational goals including the number of drivers and sensors shipped as well as rainbow® revenues. Throughout 2015, as part of our foundation for 2016 and beyond, we continued to introduce a variety of exciting new technologies, including both new and redesigned products, which we believe will allow Masimo to continue to grow and expand our worldwide presence.
Based on our strong 2015 financial performance, Masimo achieved ratings of 87% or above on four out of six key metrics, including two metrics, earnings per share growth and return on equity, in which Masimo achieved the top rating of 100%, as compared to the reported results for a group of other comparable companies14. During the year, the Company also prudently utilized its cash and some incremental borrowings to repurchase a total of approximately 4.1 million shares for approximately $155.0 million. This resulted in the Company having now returned approximately 135.7% of its fiscal 2015 cash generated from business operations to stockholders and, over the last five years, the Company has returned approximately 106.2% of its cash generated from business operations to stockholders through a combination of dividends and stock repurchases.
Our compensation decisions for 2015 were based on the financial and operational goals that we had established at the start of the year. Our strong fiscal 2015 product revenue and earnings per share results yielded a combined Company and individual payout percentage of 105% for the CEO and combined payout percentages of 105%-110% for our other NEOs.
In addition to reporting strong fiscal 2015 financial results, we entered into the Restated CEO Employment Agreement with our CEO, Joe Kiani, a significant achievement by the Compensation Committee during fiscal 2015. Historically, proxy advisory organizations and certain stockholders had expressed concern over various elements of the prior CEO employment agreement. After nearly three years of active review, including the involvement of nationally recognized law firms and our executive compensation consultant, the Compensation Committee and our CEO executed the Restated CEO Employment Agreement, which was estimated to yield potential savings to the Company in excess of $52 million had a Qualifying Termination occurred as of December 31, 2015, and as outlined in the Company’s Current Report on Form 8-K filed by the Company with the SEC on November 5, 2015 at 4:45 p.m. Eastern Time, over $100 million (assuming various stock prices) had a Qualifying Termination occurred as of December 31, 2017. Specifically, the Restated CEO Employment Agreement:

•
eliminated certain provisions of Mr. Kiani’s previous employment agreement, including the elimination of tax gross-up payments, single trigger payments upon a change in control and certain survival provisions;

•	phased out Mr. Kiani’s right to a 300,000 share annual equity grant so that there are no guaranteed grants of stock options or any other type of equity to Mr. Kiani after fiscal 2017; and
12 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.
13 Non-GAAP financial measure - please see reconciliation to GAAP amounts in Appendix A to this Proxy Statement.
14 Since 2015 data was not available for all companies, these ratings are based on reported results for the for the four fiscal quarters ended nearest to September 30, 2015

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•	provided for the delivery of most of the potential termination benefits through Masimo equity instead of cash.
A complete summary and discussion of the provisions contained within the Restated Employee Agreement can be found on page 52 of this Proxy Statement under “Executive Compensation — Employment Contract and Severance Arrangements — Employment Agreement with Joe Kiani”.
In addition to the new CEO Employment Agreement, the Board made other important governance changes during the year and through the early part of 2016. These steps included eliminating our stockholder rights plan (poison pill), establishing a 15 year term limit for directors and creating a non-employee director stock ownership requirement.
As a result of these factors, the Compensation Committee believes that the compensation plans and objectives are appropriately incentivizing the members of the executive management team and that the plans in place will be sufficient to continue to incentivize the entire management team going forward. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
In light of the above, we believe that the compensation of our named executive officers for fiscal 2015 was appropriate and reasonable and reflected the Company’s performance for the year.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Masimo Corporation approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DESCRIBED IN THIS PROXY STATEMENT

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information as of March 7, 2016, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of March 7, 2016. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 49,540,301 shares of common stock outstanding as of March 7, 2016, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 6, 2016, which is 60 days after March 7, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Named Executive Officers and Directors:
Joe Kiani(2)	7,038,276	13.7%
Mark de Raad(3)	226,660	*
Anand Sampath(4)	179,000	*
Rick Fishel(5)	151,022	*
Jon Coleman(6)	209,485	*
Steven J. Barker, Ph.D., M.D.(7)	152,000	*
Sanford Fitch(8)	138,000	*
Thomas Harkin	—	*
Jack Lasersohn(9)	123,000	*
Craig Reynolds(10)	40,000	*
Total Shares Held By Current Executive Officers and Directors (13 persons)(11)	8,790,443	16.6%
5% Stockholders:
Joe Kiani(2)	7,038,276	13.7%
BlackRock, Inc.(12)	5,829,624	11.8%
Janus Capital Management LLC(13)	2,792,803	5.6%
The Vanguard Group(14)	3,623,964	7.3%

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___________

*	Less than one percent.

(1)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares of common stock outstanding as of March 7, 2016, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 7, 2016.

(2)
Comprised of 419,241 shares held directly, 2,948,453 shares held in four trusts for which Mr. Kiani is the sole trustee, 1,791,209 shares held in three trusts for which Mr. Kiani is not the trustee, 9,000 shares held by an immediate family member of Mr. Kiani for which Mr. Kiani shares voting and dispositive power, options to purchase 1,860,000 shares of Masimo common stock that were exercisable as of March 7, 2016 or that have or will become exercisable within 60 days after March 7, 2016, and 10,373 shares held for the Reporting Person’s account under the Masimo Retirement Savings Plan. As of March 7, 2016, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. See “Corporate Governance and Board Matters — Hedging and Pledging Policies” on page 20 of this Proxy Statement.

(3)
Comprised of 2,660 shares held for Mr. de Raad’s account under our Retirement Savings Plan and options to purchase 224,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(4)	Comprised of options to purchase 179,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(5)	Comprised of 37,022 shares of common stock held directly and options to purchase 114,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(6)	Comprised of 485 shares held for Mr. Coleman’s account under our Retirement Savings Plan and options to purchase 209,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(7)	Comprised of 60,000 shares of common stock held directly and options to purchase 92,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(8)	Comprised of 61,000 shares of common stock held directly and options to purchase 77,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(9)	Comprised of 1,000 shares of common stock held directly and options to purchase 122,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(10)	Comprised of options to purchase 40,000 shares of common stock that are exercisable within 60 days after March 7, 2016.

(11)
Comprised of shares included under “Named Executive Officers and Directors”, 165,000 shares of common stock owned directly by one of our other executive officers and options to purchase an aggregate of 368,000 shares of common stock held by three of our other executive officers that are exercisable within 60 days after March 7, 2016.

(12)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 8, 2016, reporting that it had sole dispositive power with respect to an aggregate of 5,829,624 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 55 East 52nd Street, New York, New York 10022.

(13)
Janus Capital Management LLC (“Janus”) filed a Schedule 13G/A on February 16, 2016, reporting that it had sole voting and dispositive power with respect to an aggregate of 2,792,803 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. Janus’ address is 151 Detroit Street, Denver, Colorado 80206.

(14)
The Vanguard Group (“Vanguard”) filed a Schedule 13G/A on February 10, 2016, reporting that it had sole voting power with respect to 97,197 shares, shared voting power with respect to 3,100 shares, sole dispositive power with respect to 3,526,767 shares, shared dispositive power with respect to 97,197 shares and beneficial ownership of an aggregate of 3,623,964 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

| 2016 Proxy Statement

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth additional information as of January 2, 2016 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of January 2, 2016. The information includes the number of shares covered by and the weighted average exercise price of outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	9,201,911	$25.46	6,655,325	(2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	9,201,911	$25.46	6,655,325
___________

(1)	Comprised of the 2004 Incentive Stock Option Nonqualified Stock Option and Restricted Stock Purchase Plan and the 2007 Stock Incentive Plan (the “2007 Plan”).

(2)
Includes 2,703,385 Restricted Share Units that were unvested and outstanding as of January 2, 2016. The remaining amount of 3,951,940 represents shares available for future issuance under the 2007 Plan. Pursuant to the terms of the 2007 Plan, the share reserve of the 2007 Plan will automatically increase on the first day of each fiscal year, through fiscal 2017, by three percent of the aggregate number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year, or such lesser amount, including zero, determined by our Board or our Compensation Committee prior to the commencement of the fiscal year.

(3)	As of January 2, 2016, we did not have any equity compensation plans that were not approved by our stockholders.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 2, 2016, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them, other than an amended Form 4 filed on behalf of Mr. Fishel in May 2015 with respect to three transactions effected in February, March and May 2015.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS
Related Person Transactions Policy and Procedures
We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with related persons. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) and any “related person” were, are or will be participants involving an amount that exceeds $120,000. For purposes of the policy, a related person is:

•
any person who is or was a director or executive of ours since the beginning of our immediately preceding fiscal year or an immediate family member of, or person sharing a household with, any of the foregoing individuals;

•
any person known by us to be the beneficial owner of more than five percent of any class of our outstanding voting securities or, if the beneficial owner is an individual, an immediate family member of, or person sharing a household with, any of the foregoing individuals; and

•
any firm, corporation or other entity in which any of the foregoing individuals is employed or is a general partner or principal or in a similar position, or in which any of the foregoing individuals has a five percent or greater beneficial interest.

Under the policy, prior to entering into a related person transaction, our legal department must present information regarding the proposed related person transaction to our Nominating, Compliance and Corporate Governance Committee for approval at its next regularly scheduled meeting (or, where our legal department, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to or desirable to wait until the next meeting of the Nominating, Compliance and Corporate Governance Committee, to the Chairperson of our Nominating, Compliance and Corporate Governance Committee, who is authorized under the policy to act on behalf of the Nominating, Compliance and Corporate Governance Committee with respect to matters covered by the policy between meetings of the Nominating, Compliance and Corporate Governance Committee).
To identify proposed related person transactions in advance, our legal department relies on information supplied by our directors, executive officers or business unit or function/department leader responsible for the proposed related person transaction. In considering related person transactions, the Nominating, Compliance and Corporate Governance Committee (or the Chairperson of the Nominating, Compliance and Corporate Governance Committee) takes into account all relevant facts and circumstances related to the proposed transaction. In the event a member of the Nominating, Compliance and Corporate Governance Committee, or any immediate family member or affiliate of a member of the Nominating, Compliance and Corporate Governance Committee is the related person, such member of the Nominating, Compliance and Corporate Governance Committee is prohibited from participating in any review, consideration or approval of the related person transaction. The policy requires that the Nominating, Compliance and Corporate Governance Committee will only approve a related person transaction if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders.
Under the policy, the following related person transactions are deemed to be pre-approved by the Nominating, Compliance and Corporate Governance Committee regardless of the amount involved:

•	employment and compensation of our executive officers, subject to certain exceptions;

•	compensation of our directors, subject to certain exceptions;

•
certain transactions between us and an unrelated third party entity in which the related person’s only relationship with the third party is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the other entity’s shares, subject to certain limitations;

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•	certain contributions to the Masimo Foundation and certain other charitable contributions; and

•	transactions in which all of our security holders receive the same benefit on a pro rata basis.
The policy also permits our Nominating, Compliance and Corporate Governance Committee to ratify, amend, rescind or terminate any related person transaction that is not pre-approved in accordance with the terms above.
Transactions with Related Persons
The following is a description of transactions or series of transactions since January 3, 2015, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation—Employment Contract and Severance Arrangements” above.
Cercacor Laboratories, Inc.
Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor. Mr. Kiani receives a separate salary and equity compensation from Cercacor in his capacity as an employee of Cercacor.
We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. To date, the Company has developed and commercially released devices that measure carbon monoxide, methemoglobin and hemoglobin using licensed rainbow® technology. Pursuant to the Cross-Licensing Agreement, we are currently subject to certain specific minimum royalty payment obligations of $5.0 million per year. Actual aggregate royalty payment liabilities were $5.5 million for fiscal 2015.
The Company has also entered into a Services Agreement with Cercacor effective January 1, 2007, which governs certain general and administrative services the Company provides to Cercacor. Pursuant to the Services Agreement, Cercacor paid the Company $0.2 million for general and administrative services related to fiscal 2015.
In addition, to accelerate the development of the technology and product development supporting our Pronto-7® device, in February 2009, Masimo agreed to reimburse Cercacor for all third-party engineering materials and supplies expenses related to Pronto-7® development and 50% of Cercacor’s total engineering and engineering-related payroll expenses and this arrangement was discontinued by mutual agreement effective January 4, 2015. During fiscal 2015, Cercacor completed a review of its fiscal 2014 cross-charges related to Pronto-7®. Based on this review, it was determined that less than 60% of Cercacor’s total engineering and engineering-related payroll expenses were attributable to the development of Pronto-7®, resulting in an overpayment by us to Cercacor of approximately $1.6 million for fiscal 2014. In addition, in fiscal 2015, we and Cercacor agreed to equally share approximately $1.4 million of previously incurred engineering-related payroll expenses associated with research for a new LED sensor technology and, as a result, we and Cercacor mutually agreed that Cercacor would refund $0.9 million to us.
During fiscal 2015, we also agreed to compensate Cercacor for certain engineering consulting and clinical studies support services that Cercacor may provide to the Company from time-to-time. Expenses incurred by the Company for such services were $0.3 million for the fiscal year ended January 2, 2016.
We also entered into a patent transfer and licensing agreement (the “Patent Agreement”) with Cercacor during fiscal 2015, pursuant to which, among other things, we purchased certain patents from Cercacor (the “Purchased Patents”) for an aggregate purchase price of $2.4 million. Pursuant to the Patent Agreement, the

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Company granted Cercacor an irrevocable, non-exclusive, worldwide license with respect to the products and services covered by the Purchased Patents.
Prior to our initial public offering in August 2007, our stockholders owned approximately 99.9% of the outstanding capital stock of Cercacor, and we believe that as of March 7, 2016, a number of stockholders of Cercacor continued to own shares of our common stock. Mr. Kiani is the only stockholder of Cercacor who owns 5% or more of Masimo’s outstanding voting stock.
Indemnification Agreements with Directors and Executive Officers
We have entered into indemnity agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.
Registration Rights
Pursuant to our Fifth Amended and Restated Registration Rights Agreement dated September 14, 1999, certain stockholders affiliated with one of our directors, Mr. Lasersohn, have the right in specified circumstances to require us to register their shares under the Securities Act of 1933, as amended, for resale to the public. Generally, we are required to bear all registration and selling expenses incurred in connection with any registration required by these stockholders, other than underwriting discounts and commissions. We are also required to bear the reasonable fees and expenses of one counsel for the selling stockholders in each registration.
HOUSEHOLDING
A copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as filed with the SEC on February 24, 2016 (the “Form 10-K”), which is our 2015 Annual Report, is being mailed to you along with this Proxy Statement. We are sending only one annual report and proxy statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report or proxy statement in the future, you may request them by calling our Corporate Secretary at (949) 297-7000, or by submitting a request in writing to our Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618, and we will promptly deliver a separate annual report and proxy statement to you. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Corporate Secretary in the same manner described above.
ANNUAL REPORT ON FORM 10-K
A copy of our Form 10-K is available without charge upon written request to Corporate Secretary, c/o Masimo Corporation, 52 Discovery, Irvine, California 92618.

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IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2016:

The Proxy Statement, the Form 10-K and the Proxy Card are available at:
www.envisionreports.com/MASI
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Chairman & Chief Executive Officer
March 16, 2016
You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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APPENDIX A
SUPPLEMENTAL CONSTANT CURRENCY NON-GAAP INFORMATION

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). The non-GAAP financial measures presented make adjustments for the items summarized in the tables below. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance. The non-GAAP financial measures reflect adjustments for the following items, as well as the related income tax effects thereof:
Constant currency F/X adjustments. Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. Similarly, certain of our product costs and operating expenses, and the related balance sheet payables and accruals, are denominated in foreign currencies other than the U.S. Dollar. These foreign currency revenues, costs and expenses, receivables, payables and accruals, when converted into U.S. Dollars, can vary significantly from period to period depending on the average and quarter-end exchange rates during a respective period. We believe that comparing these foreign currency denominated revenues, costs and expenses, receivables, payables and accruals by holding the exchange rates constant with the prior year period is useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. We anticipate that fluctuations in foreign exchange rates and these related constant currency and other foreign exchange adjustments will continue to occur in future periods.
Management believes that the non-GAAP adjustments for constant currency F/X adjustments assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance. The Company has presented the following non-GAAP measures on a basis consistent with its historical presentation, to assist investors in understanding the Company’s core net operating results on an on-going basis: (i) adjusted constant currency non-GAAP net income attributable to Masimo Corporation stockholders, (ii) adjusted constant currency non-GAAP product revenue and total revenue and (iii) adjusted constant currency non-GAAP net income per diluted share attributable to Masimo Corporation stockholders. Management believes that these are important measures in the evaluation of the Company’s performance and uses these measures to better understand and evaluate our business.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

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APPENDIX A SUPPLEMENTAL CONSTANT CURRENCY NON-GAAP INFORMATION (unaudited in thousands, except percentages and per share amounts)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME ATTRIBUTABLE TO MASIMO STOCKHOLDERS:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP net income attributable to Masimo Corporation stockholders	$83,300	$72,518

Non-GAAP adjustments:
Constant currency F/X adjustments:
Product revenue	18,640	—
Cost of goods sold	(4,266)	—
Operating expenses	(7,250)	—
Non-operating income	428	—
Subtotal - Constant currency F/X adjustments	7,552	—

Net tax impact of above items	156	—

Total constant currency non-GAAP adjustments	7,708	—

Adjusted constant currency non-GAAP net income attributable to Masimo Corporation stockholders	$91,008	$72,518

RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP product revenue	$599,334	$556,764

Non-GAAP adjustments:
Constant currency F/X adjustments	18,640	—
Total constant currency non-GAAP product revenue adjustments	18,640	—

Adjusted constant currency non-GAAP product revenue	617,974	556,764

GAAP royalty revenue	30,777	29,879

Adjusted constant currency non-GAAP total revenue	$648,751	$586,643

RECONCILIATION OF GAAP NET INCOME PER DILUTED SHARE TO NON-GAAP NET INCOME PER DILUTED SHARE:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP net income per diluted share attributable to Masimo Corporation stockholders	$1.55	$1.30

Non-GAAP adjustments:
Constant currency F/X adjustments	0.14	—
Net tax impact of above item	—	—
Adjusted constant currency non-GAAP net income per diluted share adjustments	0.14	—

Adjusted constant currency non-GAAP net income per diluted share attributable to Masimo Corporation stockholders	$1.69	$1.30

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APPENDIX B
SUPPLEMENTAL EXECUTIVE MULTI-YEAR PLAN F/X ADJUSTED
NON-GAAP INFORMATION

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). The non-GAAP financial measures presented make adjustments for the items summarized in the tables below. Management believes that adjustments for these items are necessary to properly assess performance against the annual product revenue and earnings per share goals originally established. The non-GAAP financial measures reflect adjustments for the following items, as well as the related income tax effects thereof:
Executive Multi-Year Plan F/X adjustments. Some of our sales agreements with foreign customers provide for payment in currencies other than the U.S. Dollar. Similarly, certain of our product costs and operating expenses, and the related balance sheet payables and accruals, are denominated in foreign currencies other than the U.S. Dollar. These foreign currency revenues, costs and expenses, receivables, payables and accruals, when converted into U.S. Dollars, can vary significantly from period to period depending on the average and quarter-end exchange rates during a respective period. For purposes of measuring performance against the Executive Multi-Year Plan product revenue and earnings per share goals, we believe that comparing these foreign currency denominated revenues, costs and expenses, receivables, payables and accruals by holding the exchange rates constant with the rates in effect at the time the Executive Multi-Year Plan goals were set is necessary to truly assess actual performance against such goals.
Management believes that the non-GAAP adjustments for Executive Multi-Year Plan F/X adjustments assist the Compensation Committee and investors in assessing true Company performance against the product revenue and earnings per share goals established at the beginning of the Executive Multi-Year Plan. The Company has presented the following non-GAAP measures on a basis consistent with its historical presentation, to assist investors in understanding the Company’s core net operating results on an on-going basis: (i) Executive Multi-Year Plan F/X adjusted non-GAAP net income attributable to Masimo Corporation stockholders, (ii) Executive Multi-Year Plan F/X adjusted non-GAAP product revenue and (iii) Executive Multi-Year Plan F/X adjusted non-GAAP net income per diluted share attributable to Masimo Corporation stockholders.
These non-GAAP financial measures have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

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APPENDIX B SUPPLEMENTAL EXECUTIVE MULTI-YEAR PLAN F/X ADJUSTED NON-GAAP INFORMATION (unaudited in thousands, except percentages and per share amounts)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME ATTRIBUTABLE TO MASIMO STOCKHOLDERS:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP net income attributable to Masimo Corporation stockholders	$83,300	$72,518

Non-GAAP adjustments:
Executive Multi-Year Plan F/X adjustments:
Product revenue	19,878	1,751
Cost of goods sold	(5,248)	(1,175)
Operating expenses	(8,170)	(812)
Non-operating income	496	994
Subtotal - Constant currency F/X adjustments	6,956	758

Net tax impact of above items	(612)	(66)

Total Executive Multi-Year Plan F/X non-GAAP adjustments	6,344	692

Executive Multi-Year Plan F/X adjusted non-GAAP net income attributable to Masimo Corporation stockholders	$89,644	$73,210

RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP product revenue	$599,334	$556,764

Non-GAAP adjustments:
Executive Multi-Year Plan F/X adjustments	19,878	1,751
Total Executive Multi-Year Plan F/X non-GAAP product revenue adjustments	19,878	1,751

Executive Multi-Year Plan F/X adjusted non-GAAP product revenue	$619,212	$558,515

RECONCILIATION OF GAAP NET INCOME PER DILUTED SHARE TO NON-GAAP NET INCOME PER DILUTED SHARE:
	Twelve Months Ended
	January 2, 2016	January 3, 2015
GAAP net income per diluted share attributable to Masimo Corporation stockholders	$1.55	$1.30

Non-GAAP adjustments:
Executive Multi-Year Plan F/X adjustments	0.13	0.01
Net tax impact of above item	(0.01)	—
Total Executive Multi-Year Plan F/X net income per diluted share adjustments	0.12	0.01

Executive Multi-Year Plan F/X adjusted non-GAAP net income per diluted share attributable to Masimo Corporation stockholders	$1.67	$1.31

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Directions to the Annual Meeting of Stockholders of Masimo Corporation
Masimo Corporation
52 Discovery
Irvine, California 92618
(949) 297-7000

From the North (Los Angeles/Long Beach/John Wayne Airport)
Take 405 Fwy South. Take SAND CANYON AVE exit.
Turn Left on SAND CANYON AVE—go 4.6 miles
Turn Right on BARRANCA PKWY—go 1.7 miles
Turn Left on DISCOVERY—go 0.3 miles
Arrive at 52 DISCOVERY, IRVINE, on the Right
From the South (San Diego and points South of Irvine)
Take 5 Fwy North. Take ALTON PKWY exit.
Turn Left on ALTON PKWY—go 0.4 miles.
Turn Right on IRVINE CENTER DRIVE—go 0.8 miles
Turn Left on DISCOVERY—go 0.1 miles
Arrive at 52 DISCOVERY, IRVINE, on the Left
From the East (Riverside County)
Take the 91 Fwy West or the 55 Fwy South
Take 5 Fwy South. Take exit for California 133S towards Laguna Beach
Keep right for BARRANCA PKWY—go 0.6 miles
Turn Right on BARRANCA PKWY—go 0.1 miles
Turn Right on DISCOVERY—go 0.3 miles
Arrive at 52 DISCOVERY, IRVINE, on the Right

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 11:00 p.m., Pacific Time, on April 19, 2016

Vote by internet • Go to www.envisionreports.com/MASI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
 -------------------------------------------------------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR IN PROPOSAL NO. 1, FOR THE APPROVAL OF PROPOSAL NO. 2 AND FOR THE APPROVAL OF PROPOSAL NO. 3.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Proposals
The Board of Directors recommends a vote FOR each of the following proposals:

		For	Against	Abstain
1.	Election of Class III Director:
	- Craig Reynolds	☐	☐	☐
2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2016.	☐	☐	☐
3.	Advisory resolution to approve named executive officer compensation.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment of postponement thereof.
This proxy is governed by the laws of the State of Delaware.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder must sign. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign, stating his or her title. If the signer is a partnership, please sign in the partnership’s name by an authorized person.

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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
01GPJD
You can view the Annual Report and Proxy Statement on the internet at www.masimo.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------------------------------------------------------

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+
Proxy — MASIMO CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2016 MASIMO CORPORATION
52 DISCOVERY, IRVINE, CALIFORNIA 92618
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Joe Kiani and Mark de Raad, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Masimo Corporation, a Delaware corporation (“Masimo”), to be held at Masimo’s principal executive offices at 52 Discovery, Irvine, California 92618, on April 20, 2016, at 2:00 p.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of Masimo’s capital stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as specified on the reverse side.

Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+

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